UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

FLEETCOR TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2016 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of FleetCor Technologies, Inc. will be held at

5445 Triangle Parkway, Norcross, GA 30092

on June 8, 2016 at 10:00 a.m.

*	Note: 2010 is reflected on a pro forma basis (to exclude the impact of a one-time charge related to stock comp expense and to reflect the impact of public company expenses, loss on extinguishment of debt, non-cash compensation expenses associated with our stock plan and an increase in the effective tax rate, effective during 2011)

The reconciliation of adjusted net income to our GAAP net income is provided in Appendix A to this proxy statement for the years ended December 31, 2015, 2014, 2013, 2012, 2011 and 2010 (on a pro forma basis).

April 26, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of FleetCor Technologies, Inc., which will be held at our corporate offices at 5445 Triangle Parkway, Norcross, GA 30092, on Wednesday, June 8, 2016 at 10:00 a.m.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the enclosed envelope (if you received a proxy card). If you received a Notice of Internet Availability of Proxy Materials, the Notice contains instructions on how to access our Proxy Statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the Proxy Statement and annual report. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of FleetCor. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Ronald F. Clarke
Chairman and Chief Executive Officer

FLEETCOR TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The Annual Meeting of the Stockholders of FleetCor Technologies, Inc. will be held at our corporate offices at 5445 Triangle Parkway, Norcross, GA 30092, on June 8, 2016 at 10:00 a.m. for the following purposes:

1.	To elect three Class III directors as described in this Proxy Statement.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.

3.	To vote on a stockholder proposal regarding proxy access for director nominations by stockholders, if properly presented at the Annual Meeting.

4.	To vote on a stockholder proposal regarding board diversity and reporting, if properly presented at the Annual Meeting.

5.	To vote on a stockholder proposal regarding majority voting in uncontested director elections, if properly presented at the Annual Meeting.

6.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 14, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting. The Proxy Statement and Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about April 26, 2016.

By order of the Board of Directors

Eric R. Dey
Secretary and Chief Financial Officer

Atlanta, Georgia

April 26, 2016

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card (if you received a proxy card) or by voting your shares via the internet (if you received a Notice of Internet Availability of Proxy Materials) will save us the expenses and extra work of additional solicitation. If you received a proxy card and wish to vote by mail, we have enclosed an addressed envelope for which no postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 8, 2016. Our Proxy Statement and Annual Report to Stockholders are available at investor.fleetcor.com.

FLEETCOR TECHNOLOGIES, INC.

5445 Triangle Parkway

Norcross, Georgia 30092

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2016

This Proxy Statement was first mailed to Stockholders on or about April 26, 2016. It is furnished in connection with the solicitation of proxies by the Board of Directors of FleetCor Technologies, Inc. (“FleetCor” or the “Company”), to be voted at the Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m. on June 8, 2016 at our corporate offices at 5445 Triangle Parkway, Norcross, Georgia 30092.

Stockholders of record at the close of business on April 14, 2016 will be entitled to vote at the meeting on the basis of one vote for each share held. No cumulative voting rights are authorized. On April 14, 2016, there were 92,619,865 shares of common stock outstanding.

PROPOSALS

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors, based on the recommendations of our compensation, nominating and corporate governance committee, has nominated the following individuals for election as Class III directors of the Company, to serve a three-year term:

•	Ronald F. Clarke

•	Joseph W. Farrelly

•	Richard Macchia

Each nominee is presently a director of the Company and has consented to serve a new three-year term.

Our Board of Directors recommends that you vote FOR each of these nominees.

PROPOSAL 2. RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2016. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the audit committee has decided to request that the stockholders ratify the appointment. A representative of Ernst & Young LLP will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

If this proposal is not approved by our stockholders at the Annual Meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of FleetCor and our stockholders.

Our Board of Directors recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3. STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

We have received notice of the intention of the Comptroller of the City of New York to present the following proposal for voting at the Annual Meeting. The same proposal, which failed at last year’s annual meeting, was submitted by the Comptroller of the City of New York for inclusion in the 2015 proxy statement. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes and attribution, which is bracketed. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. We will provide the proponent’s address and number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company. The Board does not support the adoption of this proposal and asks stockholders to consider management’s response following the proponent’s statement. Our Board of Directors recommends you vote AGAINST this proposal.

Stockholder Proposal of the Comptroller of the City of New York

RESOLVED: Shareholders of FleetCor Technologies, Inc. (The “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT [of the Comptroller of the City of New York]

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/201 0/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

A similar proposal received 46.90% of votes cast at the Company’s 2015 annual meeting and similar bylaws have been adopted by more than 100 companies.

[The Comptroller of the City of New York] We urge shareholders to vote FOR this proposal.

FleetCor’s Statement in Opposition to the Proposal

The Board Recommends You Vote AGAINST This Proposal.

This stockholder proposal was defeated during FleetCor’s 2015 annual meeting of stockholders. The Board believes that the adoption of the proxy access proposal is unnecessary and not in the best interests of stockholders. As described more fully below:

•	Our Company’s performance demonstrates that our Board is already focused on the long-term interests of our stockholders;

•	Our existing process is well suited to evaluate candidates;

•	Stockholders already have an effective voice in director elections and no stockholder has endeavored to use our existing process to propose candidates for nomination;

•	The proposal is misaligned with our stock ownership profile;

•	Directors proposed by special interests may not represent the long-term interests of all stockholders; and

•	Implementation of a proxy access bylaw could have other significant adverse consequences.

Proxy access refers to the ability of stockholders holding a small percentage of the Company’s shares to require the Company to undertake the effort and expense of including such proponent’s director nominees in the Company’s proxy materials, thus triggering a proxy contest. Proxy access is an untested governance feature for U.S. companies. This proposal is based, in part, on a controversial proxy access rule adopted by the Securities and Exchange Commission in 2010, which was subsequently struck down by a federal court because the SEC did not adequately analyze the costs to U.S. companies of managing contested board elections and the SEC did not back up its claim that the rule would improve stockholder value and board performance.

Our strong stock price performance demonstrates that proxy access is not necessary for our Company

The proposal ignores our Company’s outstanding stock price performance. This performance has helped drive our Company’s strong total shareholder returns that have benefited our stockholders and outperformed our competitors. Performance charts follow.

*	Note: 2010 is reflected on a pro forma basis (to exclude the impact of a one-time charge related to stock comp expense and to reflect the impact of public company expenses, loss on extinguishment of debt, non-cash compensation expenses associated with our stock plan and an increase in the effective tax rate, effective during 2011)

The reconciliation of adjusted net income and adjusted net income per diluted share to our GAAP numbers is provided on page 79 of our Form 10-K for the years ended December 31, 2015, 2014 and 2013, as well as in Appendix A to this proxy statement for the years ended December 31, 2015, 2014, 2013, 2012, 2011 and 2010 (on a pro forma basis).

FleetCor has grown profitability measured as adjusted net income per diluted share over 20% annually since going public. This financial performance has resulted in significant increase in value to our stockholders and the overall value of the Company since our initial public offering, resulting in significantly greater returns than any other Company in our sector, as well as compared to the Russell 2000 Index and S&P 500 ® Data Processing & Outsourced Services industry.

Note: Market cap is defined as basic shares of common stock outstanding multiplied by year-end share price.

PERFORMANCE GRAPH

The following graph assumes $100 invested on December 15, 2010 (the date our shares first commenced trading), at the closing price of our common stock on that day ($27.25), and compares (a) the percentage change of our cumulative total stockholder return on the common stock (as measured by dividing (i) the difference between our share price at the end and the beginning of the period presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Russell 2000 Index and (ii) the S&P 500® Data Processing & Outsourced Services, (iii) the average of our performance peer group and (iv) the average of our industry peer group.

	FleetCor Technologies, Inc.	Russell 2000	S&P Data Processing and Outsourced Services	Performance Peer Group Average	Industry Peer Group Average
12/15/2010	$100.00	$100.00	$100.00	$100.00	$100.00
12/31/2010	$113.47	$101.99	$95.75	$100.95	$100.57
12/31/2011	$109.61	$96.43	$117.85	$127.11	$114.16
12/31/2012	$196.88	$110.54	$150.85	$197.47	$129.08
12/31/2013	$429.98	$151.44	$228.94	$256.89	$193.56
12/31/2014	$545.72	$156.79	$256.74	$270.64	$216.00
12/31/2015	$524.51	$147.83	$283.80	$253.59	$235.89

Our strong performance highlights that our Board of Directors is already focused on driving long-term increases in stockholder value. Because the proposal does not seek to address any performance deficiencies at our Company, and because the Company has demonstrated strong long-term performance, the Board of Directors is concerned that the proposal illustrates the potential misuse of proxy access by single purpose, special interest groups (or other stockholders) focused on personal, political or other issues that are incompatible with the long-term best interests of our Company and all of our stockholders.

Our existing process is well-suited to evaluate director candidates

The Board’s compensation committee already has a process for identifying, evaluating, and recommending qualified director nominees. Candidates identified by the Board, as well as those suggested by stockholders, are examined for suitability. Our process is designed to identify and nominate for consideration those candidates who possess the experience and skills necessary to develop a cohesive Board that will enhance our Company’s business over the long term. No stockholder has ever endeavored to take advantage of this process to recommend a candidate and there is no evidence of any need for us to change our process. Proxy access would bypass the screening of director candidates undertaken by the compensation committee and would allow a proponent, at little or no cost to the proponent, to place into nomination candidates who may lack the required mix of experience, skill and perspective needed to be an effective participant on the Company’s Board.

Stockholders already have an effective voice in director elections and can communicate with our Board

We already have a number of provisions in place that provide stockholders with the means to suggest or nominate candidates for election to the Board and that provide stockholders with the means to communicate with our Board.

•

Our existing corporate governance structures already allow for stockholders to suggest director candidates for consideration by the compensation committee, as well as for the direct nomination of directors by stockholders. During the more than four years of our shares being publicly traded, no stockholder has approached the Company suggesting to the Company a potential nominee to stand for election to the Board.

•

Our existing corporate governance structures include bylaws that provide that any stockholder may directly nominate directors for election at an annual meeting, and existing federal proxy rules provide that a stockholder may solicit proxies for such director nominees.

•

Under existing SEC rules, stockholders may submit proposals for inclusion in the Company’s proxy statement for consideration at the Company’s annual meeting. During the more than four years of our shares being publicly traded, this is the first proposal that has been submitted.

•

Stockholders already have several ways to communicate directly with the Board or with the independent directors serving on the Board, and our management regularly talks to and periodically meets with interested investors during the year.

The proposal is misaligned with our Company’s stock ownership profile

This proposal would permit any combination of stockholders beneficially owning 3% of the shares of the Company for three years to nominate candidates representing up to 25% of the Board of Directors. The Board believes that the 3% threshold is very low, and the proposal fails to contain any limit on how many stockholders can combine to satisfy that threshold, making it ripe for abuse by special interests. Our share ownership is fairly concentrated. As described in the beneficial ownership table in this proxy statement, we currently have four institutional holders of more than 5% of our stock, and many more holders with more than 1% of our stock. The concentration of ownership of our stock demonstrates that the proposed thresholds would not be appropriate for our Company. In addition, the Board believes that the ability to nominate and replace 25% of the Board of Directors by holders with such a small interest is an excessively high percentage. See “Information Regarding Beneficial Ownership of Principal Stockholders, Directors, and Management.”

Directors proposed by special interests may not represent the long-term interests of all stockholders

Proxy access allows an individual stockholder (or a minority group of stockholders) with special interests or short-term goals to use the proxy access process to promote a specific agenda rather than the interests of all stockholders. The election of a stockholder-nominated director via the proposed proxy access process, particularly one representing narrow interests, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of all stockholders. Unlike the members of the compensation committee, who owe a fiduciary duty to all of the stockholders when recommending nominees, a stockholder making a nomination through the proxy access process has no fiduciary obligations and could look to serve its own interests to the detriment of the other stockholders.

Implementation of a proxy access bylaw could have other significant adverse consequences

Our Company’s success is due in large part to our Board’s consistent application of a successful strategy for long-term value creation. With proxy access, there is an increased likelihood that director elections will be contested, which could have a number of significant adverse consequences.

•

Proxy access may lead to an inexperienced, fragmented and less cohesive Board that is less efficient and less focused on creating long-term value for our stockholders. Unplanned turnover and an inability to attract highly qualified individuals to the Board could produce an inexperienced Board that lacks sufficient knowledge and understanding of our current and past business necessary to provide meaningful and effective oversight of our operations and long-term strategies.

•	Our directors and management would be required to divert their attention from managing and overseeing our business to focusing on disruptive proxy contests in the election of directors.

•

Proxy access would enable stockholders to impose on the Company a substantial portion (if not all) of the expenses associated with soliciting proxies for their nominee(s). Additionally, in a proxy contest, the Board of Directors would likely undertake an additional and expensive campaign to support its nominees and inform stockholders why the stockholder nominee(s) should not be elected.

•

The proposal does not address any protections relating to independence of a stockholder nominee or information to be provided to the Company with respect to a nomination. Additionally, the introduction of a non-independent director to the Board would make it more difficult for the Company to comply with NYSE or SEC independence requirements, which could ultimately harm stockholders.

•

The proposal does not require nominating stockholders to retain voting and investment power of the shares they must own to establish eligibility to nominate a director. A stockholder could have a net short position on the Company’s stock and still be entitled to make a nomination.

•

The proposal does not require nominating stockholders to retain ownership of their shares through the meeting date. A nominating stockholder could sell all of its shares prior to the meeting date, potentially creating a misalignment between the interests of the nominating stockholder and the other stockholders of the Company.

•

The proposal does not require nominating stockholders to certify that they are not seeking to effect a change in control of the Company. Proxy access is intended to give stockholders an opportunity to have their nominees for election included in the Company’s proxy materials; it should not be a mechanism for effecting a change in control of the Company.

Based on the foregoing, our Board of Directors recommends a vote AGAINST the stockholder proposal, if properly presented at the meeting.

PROPOSAL 4. STOCKHOLDER PROPOSAL REGARDING BOARD DIVERSITY

We have received notice of the intention of the Comptroller of the State of New York to present the following proposal for voting at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes and attribution, which is bracketed. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. We will provide the proponent’s address and number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The Board encourages you to make your views known to the Board by voting.

Stockholder Proposal of the Comptroller of the State of New York

WHEREAS:

FleetCor Technologies, Inc. (the “Company”) has no female directors and no female Named Executive Officers.

In its August 2012 report on board diversity and corporate performance, Credit Suisse Research Institute stated “the Sarbanes-Oxley Act of 2002 in the USA and the Higgs Review of Corporate Governance in 2003 in the UK called for significant changes to the composition of corporate boards. Both called for greater balance on the board to off-set the relative lack of independent advice and to reduce the homogeneity of the directors” (emphasis added).

We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board.

Research confirms a strong business case for such diversity on corporate boards. For example, Credit Suisse Research Institute links board gender diversity to higher returns on equity, lower leverage, higher price/book ratios, and improved growth prospects.

According to an October 2014 PricewaterhouseCoopers survey of institutional investors representing more than $11 trillion in managed assets, “Nine in 10 investors believe that boards should be revisiting their director diversity policies, and 85% believe that doing so will require addressing underlying impediments...”

RESOLVED:

Shareholders request that the Board report to shareholders by September 2016, at reasonable expense and omitting proprietary information, on plans to increase gender and racial diversity on the Board, including an assessment of the effectiveness of such efforts. The report should include a description of what steps, if any, the Board and/or the Nominating Committee has taken or plans to take to:

1.	Include women and racial minority candidates in the pool from which Board nominees are chosen; and

2.	Expand director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments including government, academia, and non-profit organizations.

The requested report should also address:

•	Changes to the Nominating Committee Charter to include a requirement to consider the Board’s gender and racial diversity in identifying director candidates.

•	The number of women and racial minorities in the candidate pool within the past 3 years.

•	Any challenges to increasing diversity identified by the Board and any plans to address them.

SUPPORTING STATEMENT: [of the Comptroller of the State of New York.]

We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success. Further, director diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders.

PROPOSAL 5. STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING

We have received notice of the intention of the California State Teachers’ Retirement System to present the following proposal for voting at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes and attribution, which is bracketed. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. We will provide the proponent’s address and number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The Board encourages you to make your views known to the Board by voting.

Stockholder Proposal of the California State Teachers’ Retirement System

BE IT RESOLVED:

That the shareholders of FleetCor Technologies, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT: [of the California State Teachers’ Retirement System.]

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

[The California State Teachers’ Retirement System.] Please vote FOR this proposal.

OTHER BUSINESS

We know of no other business to be considered at the meeting and the deadline for stockholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Ronald F. Clarke or Eric R. Dey will vote your shares on those matters according to his best judgment.

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three class I directors, three class II directors and three class III directors. Our directors are divided among the three classes as follows:

•	the class I directors are Messrs. Buckman, Hagerty and Stull;

•	the class II directors are Messrs. Johnson and Sloan; and

•	the class III directors are Messrs. Clarke, Farrelly and Macchia.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors identified above will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2017, 2018 and 2016, respectively.

Three class III directors have been nominated for election at the Annual Meeting to hold office until the annual meeting of Stockholders in 2019, and until their respective successors are elected and qualified. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the Stockholder indicates to the contrary on the proxy. All the nominees are current directors.

The Board of Directors expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee designated by the Board of Directors.

NOMINEES

Ronald F. Clarke, 60 Class III Director since 2000 If elected, term expires 2019	Mr. Clarke has been our chief executive officer since August 2000 and was appointed chairman of our Board of Directors in March 2003. Mr. Clarke provides leadership for our Board of Director’s operations; helps establish the strategic direction for our numerous acquisitions both domestically and internationally; and has led the Company through extensive growth over the past fourteen years. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation. In deciding to nominate Mr. Clarke, the Board considered Mr. Clarke’s familiarity with our Company and industry through his service as our chief executive officer for the past fourteen years, his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Joseph W. Farrelly, 72 Class III Director since 2014 If elected, term expires 2019	Mr. Farrelly joined our Board of Directors in April 2014. From 2006 through March 2015, Mr. Farrelly served as the Senior Vice President, Chief Information Officer at Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services. Prior to joining Interpublic Group in 2006, he held the position of Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Sons, and Nabisco. His experience covers the advertising, pharmaceutical, consumer products, entertainment, financial services and software industries. Mr. Farrelly is currently a member of the board of directors of NetNumber Inc. He previously serviced as a director of Helium, GridApps, and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries. In deciding to nominate Mr. Farrelly, the Board considered Mr. Farrelly’s substantial experience in and in-depth knowledge regarding information technology and security, as well as his experience in advertising and marketing.

Richard Macchia, 64 Class III Director since 2010 If elected, term expires 2019	Mr. Macchia joined our Board of Directors in July 2010 and has served as chairman and financial expert of our audit committee since that date. Mr. Macchia served as chief financial officer and senior vice president of administration for Internet Security Systems, Inc., an information security provider, from December 1997 through October 2005, in which he oversaw financial functions, human resources, facilities and investor relations. Mr. Macchia remained employed with Internet Security Systems, Inc. during the following year to transition the chief financial officer role to his successor. Internet Security Systems, Inc. was acquired by International Business Machines Corporation in October 2006. Prior to this, Mr. Macchia served in senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation (financial information services), First Financial Management Corporation (credit card authorization, processing and settlement services; healthcare claims processing services; and document management/imaging services). Earlier in his career, from 1973 to 1985, Mr. Macchia worked at KPMG LLP, an international accounting firm, ultimately serving as a partner in the audit and assurance practice for two years. Mr. Macchia has been a certified public accountant in good standing since 1976. In deciding to nominate Mr. Macchia, the Board considered Mr. Macchia’s over twenty years of experience in the financial and information services industry, his deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

CONTINUING DIRECTORS

Michael Buckman, 68 Class I Director since 2013 Term expires 2017	Mr. Buckman joined our Board of Directors in July 2013. Since 2009, Mr. Buckman has been the managing partner of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm. Prior to forming the firm in 2009, Mr. Buckman was an executive with BCD Travel, most recently as president Asia/Pacific, until his retirement in 2009, and from 2001 to 2007 as chief executive officer. Prior to joining BCD Travel, he served as chief executive officer of Worldspan from 1995 to 1999. Additionally, he held senior executive positions with Homestore.com, American Express, Sabre Travel Services and American Airlines. He also served as chairman of TRX, Inc., a provider of travel technology, transaction processing and data integration services to the global travel industry, from 2001 to 2005. At the time of his election, the Board considered Mr. Buckman’s extensive experience overseeing and evaluating financial statements as a senior executive of various technology, travel and payment systems companies, his perspective regarding our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Thomas M. Hagerty, 53 Class I Director since 2014 Term expires 2017	Mr. Hagerty joined our Board of Directors in November 2014. Mr. Hagerty, is a Managing Director of Thomas H. Lee Partners, L.P., a position he has held since 1994. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves as a director of Black Knight Financial Services, LLC, Ceridian HCM Holdings Inc., Fidelity National Financial, Inc., Fidelity National Information Services, Inc., First BanCorp., MoneyGram International, Inc., and ServiceLink Holdings, LLC. Mr. Hagerty’s qualifications to serve on the Board include his managerial and strategic expertise working with large, growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, his experience in enhancing value of such companies, his expertise in corporate finance and his perspective as the representative of a substantial shareholder. Mr. Hagerty was elected to the Board pursuant to the terms of an Investor Rights Agreement entered into with Ceridian LLC as part of FleetCor’s acquisition of Comdata Inc. on November 14, 2014.

Steven T. Stull, 57 Class I Director since 2000 Term expires 2017	Mr. Stull joined our Board of Directors in October 2000. Since 1992, Mr. Stull has served as president of Advantage Capital Partners, a private equity firm, which he co-founded, serving as the firm’s chief executive officer and directing investment policy, overall operations, strategic planning, and fundraising activities; overseeing investments and portfolio companies in the technology, business, financial and information services industries. Mr. Stull also serves as a director for numerous private companies, including serving as member of audit and compensation committees. Prior to founding Advantage Capital Partners, Mr. Stull served for nine years as an executive in the investment department of General American Life Insurance Company, heading its securities division and personally managing its high yield, convertible, and preferred stock portfolios. Mr. Stull also has experience as a chief financial officer of an information services company and has also worked within a commercial bank and a savings and loan association. At the time of his election, the Board considered Mr. Stull’s experience, his perspective regarding our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Mark A. Johnson, 63 Class II Director since 2003 Term expires 2018	Mr. Johnson joined our Board of Directors in March 2003. Since September 2008, Mr. Johnson has served as a partner with Total Technology Ventures, a venture capital firm specializing in financial services. Mr. Johnson also serves on the board of directors of a number of private companies. From 2003 to 2008, Mr. Johnson was vice chairman—mergers and acquisitions at CheckFree Corporation, an electronic payments company (a previously Nasdaq-listed company until it was acquired in 2007 by Fiserv, Inc.), where he led and had direct oversight over business development and evaluating strategic growth opportunities. Mr. Johnson joined CheckFree in 1982 as vice president of operations. Additionally, Mr. Johnson was responsible for the development and launch of CheckFree’s commercial and consumer electronic funds transfer services and CheckFree’s electronic bill payment and bill presentment businesses; as well as the development of key strategic alliances and marketing initiatives. Mr. Johnson also served on the Board of Directors of CheckFree from 1982 to 2007. Mr. Johnson is also a founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies; has former experience with the Federal Reserve Bank of Cleveland and Bank One with responsibilities for checking and cash management operations; was a member of balance sheet committee of CheckFree; and also has public company audit committee experience. At the time of his election, the Board considered Mr. Johnson’s deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Jeffrey S. Sloan, 48 Class II Director since 2013 Term expires 2018	Mr. Sloan joined our Board of Directors in July 2013. Mr. Sloan has been with Global Payments Inc. (Global), a leading international payments technology company, since June 2010. He has served as president since June 2010, chief executive officer since October 2013, and a member of the board of directors of Global since January 2014. Prior to joining Global, Mr. Sloan served in several executive positions with Goldman Sachs Group, Inc. (Goldman) from 1998 to 2010, where he was a partner and the worldwide head of the financial technology group in New York. With Goldman, Mr. Sloan focused on mergers and acquisitions and corporate finance and pioneered the development of the firm’s payments practice in investment banking, where he led many of the landmark transactions in payments. Mr. Sloan is a member of the executive committee and a trustee of Pace Academy, a private school in the Atlanta area, serves on the board and is secretary of Camp Twin Lakes, and serves on the board and is a member of the executive committee of the Metro Atlanta Chamber of Commerce. Mr. Sloan is also a board member and treasurer of the Electronic Transactions Association (ETA) and is the chairman of the ETA finance committee. At the time of his election, the Board considered Mr. Sloan’s more than twenty years of experience in the financial services and payments industries, which contribute to his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

EVALUATION AND EVOLUTION OF OUR BOARD

As part of our focus on stockholder value, we regularly evaluate the performance of our Board of Directors and its committees and engage in an annual self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. As demonstrated by the biographies above, our directors have diverse backgrounds. We believe this helps us to make the most of opportunities and to effectively manage risk. Over the past three years, four of our eight independent directors joined the Board of Directors to fill gaps we perceived and to bring fresh perspective.

Messrs. Buckman and Sloan joined us during 2013. Mr. Buckman has rich experience in the business travel industry, which provides valuable perspective regarding our workforce lodging and payments businesses. Mr. Sloan runs a global payments technology company, bringing extensive industry and operating experience. During 2014, Messrs. Farrelly and Hagerty joined our Board of Directors. Mr. Farrelly has exceptional experience as a global chief information officer, providing us more in-depth systems technology and security expertise. He chairs our information technology and security committee. Mr. Hagerty joined us at the end of 2014 upon completion of our acquisition of Comdata, Inc. He brings us substantial experience regarding executive compensation programs across a variety of companies and industries, which we believe will help us to improve our compensation processes and programs. He chairs our compensation, nominating and corporate governance committee.

Mr. Macchia joined our Board of Directors during 2010 and is a financial accounting expert, having served in many financial accounting roles during his career, including as chief financial officer of a publicly traded company. Mr. Macchia chairs our audit committee. Our other two independent directors have served us for more than ten years, providing continuity and institutional memory, having helped us during our formative years and throughout our continuing growth and success. Mr. Johnson provides payments industry and operating expertise and Mr. Stull has extensive experience across a variety of businesses and industries. Most of our directors also have substantial experience relating to acquisitions, which is an important part of our growth strategy, and those with a private equity background enhance our analytical discipline. Mr. Clarke, our CEO, is the chairman of our Board of Directors and has led our Company since 2000. He also chairs our executive and acquisitions committee. One of our independent directors presides during meetings of independent directors and acts as a liaison between the independent directors and the chairman and CEO in connection with regular meetings. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our stockholders.

BOARD OF DIRECTORS AND COMMITTEES

Our Board of Directors currently consists of eight members. Of our directors, seven—Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull—are “independent directors” as defined under the New York Stock Exchange listing standards. Under our amended and restated bylaws, the number of directors will be determined from time to time by our Board of Directors.

The Board held four meetings in 2015 and each director attended at least seventy-five percent of all Board and applicable committee meetings. Our independent directors meet in executive session at each regularly scheduled in-person Board meeting, when deemed appropriate. The Board does not have a policy regarding directors’ attendance at annual meetings. Two of our directors attended our 2015 annual meeting of stockholders.

In 2015, our Board had four standing committees: an audit committee, a compensation, nominating and corporate governance committee (“compensation committee”), an executive and acquisitions committee, and an information technology and security committee. The table below provides current membership and fiscal year 2015 meeting information for each of the Board committees that existed during 2015.

C = Chairperson	M = Member	F = Financial Expert

	Audit Committee	Compensation, Nominating and Corporate Governance Committee	Executive and Acquisitions Committee	Information Technology and Security Committee
Michael Buckman	M			M
Ronald F. Clarke			C
Joseph W. Farrelly		M		C
Thomas M. Hagerty		C	M
Mark A. Johnson	M		M
Richard Macchia	C, F			M
Jeffrey S. Sloan			M	M
Steven T. Stull		M

Below is a description of each standing committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

Our audit committee currently consists of Messrs. Buckman, Johnson and Macchia. Mr. Macchia is the chairman of the committee. Our Board has determined that each member of the committee meets the definition of “independent director” for purposes of the New York Stock Exchange rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Macchia qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules and regulations.

Our audit committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and

•	reviewing and approving related person transactions.

Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Compensation, Nominating and Corporate Governance Committee

Our compensation committee currently consists of Messrs. Farrelly, Hagerty and Stull. Mr. Hagerty is the chairman of the committee. Our Board of Directors has determined that each committee member meets the definition of “independent director” for purposes of the New York Stock Exchange rules (including the heightened independence requirements applicable to compensation committee members) and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee is responsible for, among other matters:

•	annually reviewing and approving our goals and objectives for executive compensation;

•

annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	making recommendations and reports to the Board of Directors concerning matters of executive compensation;

•	administering our executive incentive plans;

•	reviewing compensation plans, programs and policies;

•	developing and recommending criteria for selecting new directors;

•	screening and recommending to the Board of Directors individuals qualified to become executive officers; and

•	handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.

Our Board of Directors has adopted a written charter for the committee, which is available on our website.

See “Compensation Discussion and Analysis” for a description of the processes and procedures of the committee and for additional information regarding the committee’s role and management’s role in determining compensation for executive officers and directors.

Executive and Acquisitions Committee

Our executive and acquisitions committee consists of Messrs. Clarke (chairman), Hagerty, Johnson and Sloan. Between meetings of our Board of Directors, the executive and acquisitions committee has and may exercise the powers of the Board of Directors to act upon any matters which, in the view of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board of Directors, except for those powers expressly reserved to the Board. In particular, the executive and acquisitions committee may assist the Board of Directors in connection with capital expenditures, investments, acquisitions, financing activities and other matters. Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Information Technology and Security Committee

Our information technology and security committee consists of Messrs. Farrelly (chairman), Buckman, Macchia and Sloan. The Board determined to create the committee during its January 2015 meeting. Our Board of Directors has adopted a written charter for the committee, which is available on our website. The information technology and security committee is responsible for providing oversight and leadership for our information technology and security planning processes, policies, priorities and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long term strategy for global information security and the evolution of our technology direction in a competitive environment. To accomplish this purpose the committee has four roles: (1) to understand the security controls and assessments conducted on major card platforms and concur that such controls are comparable to industry best practices and standards as appropriate; (2) to assess technology modernization plans and processing platform strategies to validate proper investment in multi-year initiatives that maintain effective and efficient use of our resources; (3) to review progress on significant information technology and security projects against milestones and quality indicators and evaluate actions intended to drive quality and timeliness; and (4) to evaluate the prioritization of strategies for intellectual property protection.

Board Leadership

Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the chairman of the Board and has served as such since 2003. We believe this leadership structure has been effective. Seven of our eight directors are independent, as described below under “Director Independence.” The members of our audit committee and compensation committee are also independent, as described above under “Audit Committee” and “Compensation, Nominating and Corporate Governance Committee.” Our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, typically at the time of each regular Board meeting.

One of our independent directors presides during the meeting of independent directors, and the presiding director acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting. The presiding director performs the essential functions of a “lead director.”

We believe that having a combined chairman and CEO, a Board with a majority of independent directors who meet regularly in executive session, and independent chairs for the Board’s audit committee and compensation committee provides the best form of leadership for FleetCor and our stockholders and provides an appropriate balance between strategy development and independent oversight of management. The Board of Directors believes that having our CEO serve as chairman of the Board facilitates the Board’s decision making process because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers.

Risk Oversight

Our Board is responsible for overseeing our risk management. Under its charter, the audit committee is responsible for discussing with management the annual internal audit plan, FleetCor’s major financial risk exposures, steps management has taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. The audit committee is also responsible for discussing with management and the independent auditors, periodically, normally on at least an annual basis, the independent auditors’ annual audit scope and plan and risk assessment and risk management policies. The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. Our information technology and security committee focuses on risks associated with information technology and security, such as security controls, technology initiatives and intellectual property protection.

Our Board regularly engages in discussing the most significant risks and how the risks are being managed, and receive reports from senior management and from committee chairs. We believe that our leadership structure, as described above, supports the risk oversight function of the Board. While we have a combined chairman and CEO, independent directors chair the audit committee, the compensation committee, and the information technology and security committee, which are involved with risk oversight.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at investor.fleetcor.com. The guidelines exceed the independence requirements of the New York Stock Exchange on which our shares are traded.

Under the director independence guidelines, the Board of Directors must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the compensation committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.

Based on the review and recommendation by the compensation committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull meet the standards of independence under our director independence standards, and applicable New York Stock Exchange listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

COMPENSATION OF DIRECTORS

The non-employee members of our Board of Directors receive compensation for serving as directors. We believe restricted stock awards are an appropriate form of compensation for our directors because the value of the grants will increase as the value of our stock price increases, thus aligning the interests of these directors with those of our stockholders. Annual grants for director service generally have had a value at grant of approximately $175,000, with prorated grants determined by the Board of Directors from time to time for newly elected directors. The amount of these grants was determined based on our Board of Directors’ general experience with market levels of director compensation.

In addition, the Board of Directors approved a cash payment in the amount of $50,000 for the audit committee chairman and information technology and security chairman, Messrs. Macchia and Farrelly, respectively, for 2015. The decision to provide cash compensation is reviewed on an annual basis.

All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board of Directors.

The following table sets forth the total compensation provided to each non-employee director that served during any part of 2015.

	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Michael Buckman	—	197,676	197,676
Joseph W. Farrelly	50,000	197,676	247,676
Thomas M. Hagerty	—	197,676	197,676
Mark A. Johnson	—	197,676	197,676
Richard Macchia	50,000	197,676	247,676
Jeffrey S. Sloan	—	197,676	197,676
Steven T. Stull	—	197,676	197,676
Andrew B. Balson(2)	—	—	—

(1)	During 2015, the compensation committee granted Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull each 1,270 shares of restricted stock for their service on the Board of Directors during 2015, which vested on January 1, 2016. The value for stock awards in this column represents the grant date fair value for the stock award granted in 2015, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(2)	Mr. Balson retired from the Board during October 2015 and forfeited his restricted stock award for 2015 service.

Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull did not hold any stock option awards as of December 31, 2015.

DIRECTOR QUALIFICATIONS

The qualifications for directors are described in our corporate governance guidelines, which is available on our website. The following factors, among others, are assessed when considering a director’s or nominee’s qualifications:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding our business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board;

•	breadth of business and organizational skills, background and experience;

•

the number of other public company Boards on which each director serves to consider whether such other board service impairs the director’s service by unduly limiting the director’s attendance, participation or effectiveness; and

•	“independence” as contemplated by applicable legal and regulatory requirements and in accordance with our guidelines and standards.

Our corporate governance guidelines provide that no director should serve on more than four other public company Boards, unless the compensation committee determines otherwise. Directors are expected to advise the Chairman of the Board and the chair of the compensation committee in advance of accepting an invitation to serve on another public company board.

The Board of Directors does not believe that it should limit the number of terms for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into FleetCor and its operations.

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.

SELECTION OF DIRECTOR NOMINEES

Our compensation committee is responsible for evaluating candidates for election to our Board of Directors. It also evaluates candidates for election to fill vacancies that may arise between annual meetings. The director qualifications referenced above under “Director Qualifications” are used to evaluate candidates. The committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board or its committees have specific unfulfilled needs. The committee considers candidates identified by the committee, other directors, executive officers and stockholders, and, if applicable, a third party search firm. Consideration would include determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees. The committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

We do not have a formal policy regarding Board diversity. Our compensation committee currently believes that, while diversity and variety of experiences and viewpoints represented on the Board should be considered, a director nominee should not be chosen or excluded based on race, gender, national origin or sexual orientation or identity. In selecting a nominee, the committee focuses on skills, expertise or background that would complement the existing directors.

STOCKHOLDER RECOMMENDATIONS OF NOMINEES

The compensation committee of the Board of Directors considers recommendations for candidates for nomination to the Board of Directors by a stockholder. It will consider and evaluate candidates recommended by stockholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy statement for the next annual meeting.

Our stockholders also have the right under our bylaws to directly nominate director candidates and should follow the procedures outlined in our bylaws. To be timely for consideration at our 2017 annual meeting, a stockholder’s notice to the corporate secretary regarding a direct nomination must be received no earlier than February 9, 2017, or later than March 10, 2017. However, in the event that the 2017 annual meeting is called for a date that is not within thirty days before or after June 8, 2017, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting.

Stockholder nominations must be addressed to: FleetCor Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092, DIRECTOR CANDIDATE RECOMMENDATION.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2017 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be received no later than December 22, 2016 at the following address, FleetCor Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Norcross, Georgia 30092, STOCKHOLDER PROPOSAL. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 8, 2017, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 annual meeting of stockholders.

If a stockholder wishes to present a proposal before the 2017 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Corporate Secretary must be received no earlier than February 9, 2017, nor later than March 10, 2017. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 8, 2017, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at investor.fleetcor.com under Corporate Governance.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. We maintain on our corporate website a link explaining that stockholders and other interested parties who wish to communicate directly with the Board of Directors may do so by any of the following means:

Writing to the Board of Directors as a group or the non-management directors as a group at our headquarters mailing address to the attention of the Corporate Secretary:

Eric Dey

FleetCor Corporate Secretary

5445 Triangle Parkway, Suite 400

Norcross, GA, 30092

Sending an email to the Board of directors as a group or the non-management directors as a group at a specified email address provided by the Company:

FleetCorBoard@FleetCor.com

FleetCorNonManagementDirectors@FleetCor.com

The Corporate Secretary reviews all written and emailed correspondence received from stockholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate.

GOVERNANCE DISCLOSURES ON OUR WEBSITE

Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.fleetcor.com. In accordance with New York Stock Exchange rules, we may also make disclosure of the following on our website:

•	the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;

•

the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•

contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We will provide any of the foregoing information without charge upon written request to Corporate Secretary, FleetCor Technologies, Inc., 5445 Triangle Parkway, Suite 400, Norcross, Georgia 30092.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” and all persons known to us to own 5 percent or more of our outstanding common stock, as of February 14, 2016. Percentages are based on 92,616,940 shares outstanding as of February 14, 2016.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

Name and Address(1)	Common Stock Owned(2)	Right To Acquire(3)	Total Securities Owned(4)	Percent of Outstanding Shares
Principal Stockholders:
Lone Pine Capital LLC(5)	6,434,203	—	6,434,203	6.9%
Two Greenwich Plaza
Greenwich, CT 06830
The Vanguard Group(6)	5,896,000	—	5,896,000	6.4%
100 Vanguard Boulevard
Malvern, PA 19355
Jennison Associations, LLC(7)	4,648,959	—	4,648,959	5.0%
466 Lexington Avenue
New York, NY 10017

Named Executive Officers and Directors:
Ronald F. Clarke(8)	889,283	2,633,331	3,522,614	3.7%
Eric R. Dey(9)	8,980	—	8,980	*
Andrew R. Blazye (10)	30,054	—	30,054	*
Armando Netto(11)	43,663	11,250	54,913	*
Gregory Secord (12)	10,740	—	10,740	*
Michael Buckman(13)	10,830	—	10,830	*
Joseph W. Farrelly(14)	3,930	—	3,930	*
Thomas M. Hagerty(15)	2,730	—	2,730	*
Mark A. Johnson(16)	119,330	—	119,330	*
Richard Macchia(17)	12,006	—	12,006	*
Jeffrey S. Sloan(18)	5,830	—	5,830	*
Steven T. Stull(19)	10,577	—	10,577	*
Directors and Executive Officers as a Group (20 Persons)(20)	1,315,785	2,777,620	4,093,405	4.3%

*	Less than 1%
(1)	Unless otherwise noted, the business address for the individual is care of FleetCor Technologies, Inc., 5445 Triangle Parkway, Norcross, Georgia, 30092.
(2)	Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his spouse. Excludes shares that may be acquired through stock option exercises.
(3)	Includes shares that can be acquired through stock option exercises through April 14, 2016.
(4)	Includes common stock, restricted stock, and shares that can be acquired through stock option exercises through April 14, 2016.
(5)

This information was reported on a Schedule 13G filed by Lone Pine Capital LLC with the SEC on February 16, 2016. The Schedule 13G was filed on behalf of the following entities: (1) Lone Pine Capital LLC, a Delaware limited liability company (“Lone Pine Capital”), which serves as investment manager to (2) Lone Spruce, L.P., a Delaware limited partnership (“Lone Spruce”), (3) Lone Tamarack, L.P., a Delaware limited partnership (“Lone Tamarack”), (4) Lone Cascade, L.P., a Delaware limited partnership

(“Lone Cascade”), (5) Lone Sierra, L.P., a Delaware limited partnership (“Lone Sierra”), (6) Lone Cypress, Ltd., a Cayman Islands exempted company (“Lone Cypress”), (7) Lone Kauri, Ltd., a Cayman Islands exempted company (“Lone Kauri”), (8) Lone Savin Master Fund, Ltd., a Cayman Islands exempted company (“Lone Savin Master Fund”) and (9) Lone Monterey Master Fund, Ltd., a Cayman Islands exempted company (“Lone Monterey Master Fund”), and together with Lone Spruce, Lone Tamarack, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri, Lone Savin Master Fund and Lone Monterey Master Fund, (the “Lone Pine Funds”), with respect to the Common Stock directly held by each of the Lone Pine Funds; and (10) Stephen F. Mandel, Jr. (“Mr. Mandel”), the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital, with respect to the common stock directly held by each of the Lone Pine Fund and reported that each of the reporting persons beneficially owned and had shared voting and dispositive power with respect to 6,434,203 shares.
(6)	This information was reported on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016. The Schedule 13G was filed on behalf of: (1) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 55,172 shares or 0.05% of the common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and (2) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,639 shares or 0.05% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.
(7)	This information was reported on a Schedule 13G filed by Jennison Associations LLC with the SEC on February 4, 2016. The Schedule 13G was filed by the Jennison Associates LLC (“Jennison”), which furnishes investment advice to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Issuer’s Common Stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such; shares of the Company’s common stock reported on Jennison’s 13G are also included in the shares reported on the 13G filed by Prudential on February 10, 2016, in which Prudential states it has sole voting power on an additional 234,488 shares of the Company’s common stock.
(8)	Includes 739,283 shares of common stock, vested options of 2,633,331 and 150,000 shares of restricted stock subject to vesting requirements.
(9)	Includes 6,250 shares of common stock and 2,730 shares of restricted stock subject to vesting requirements.
(10)	Includes 20,260 shares of common stock and 9,794 shares of restricted stock subject to vesting requirements.
(11)	Includes 933 shares of common stock, vested stock options of 11,250 and 42,730 shares of restricted stock subject to vesting requirements.
(12)	Includes 10,740 shares of restricted stock subject to vesting requirements.
(13)	Includes 9,370 shares of common stock and 1,460 shares of restricted stock subject to vesting requirements.
(14)	Includes 2,470 shares of common stock and 1,460 shares of restricted stock subject to vesting requirements.
(15)	Includes 1,270 shares of common stock and 1,460 shares of restricted stock subject to vesting requirements.
(16)	Includes 117,870 shares of common stock and 1,460 shares of restricted stock subject to vesting requirements.
(17)	Includes 10,546 shares of common stock and 1,460 shares of restricted stock subject to vesting requirements.
(18)	Includes 4,370 shares of common stock and 1,460 shares of restricted stock subject to vesting requirements.
(19)	Represents 6,247 shares of common stock held by Advantage Capital Financial Company, LLC (“Advantage Capital”) and related entities, 2,870 shares of common stock held by Mr. Stull and 1,460 shares of restricted stock subject to vesting requirements. Mr. Stull has shared voting power with respect to such shares of common stock held by Advantage Capital, and as a result, may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest therein. Advantage Capital is a private equity fund that invests on behalf of other investors.
(20)	In addition to the officers and directors named in this table, eight other executive officers are members of this group.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the compensation policies and programs, the material compensation decisions we have made under those programs and policies and the material factors that we have considered in making those decisions. Following this section is a series of tables containing specific information about the compensation earned or paid in 2015 to the following individuals. We refer to these individuals as our “named executive officers” or “NEOs” for purposes of this proxy statement. The discussion below is intended to explain the detailed information provided in the tables contained in this section and to put that information into context within our overall compensation program.

Our named executive officers for 2015 are:

Ronald F. Clarke—Chief Executive Officer and Chairman of the Board of Directors

Eric R. Dey—Chief Financial Officer

Andrew R. Blazye—President—International Corporate Development

Armando Netto—President—Brazil

Gregory Secord—President—Comdata North America Trucking

2015 Executive Overview

As discussed in our Management Discussion and Analysis contained in our annual report on Form 10-K for 2015, we accomplished the following:

•	Reported revenues, net of $1.703 billion, an increase of 42% over 2014.

•	Reported adjusted net income of $592.6 million, an increase of 32% over 2014.

•	Reported adjusted net income per diluted share[1] of $6.30, an increase of 22% over 2014.

•

Since our IPO in December of 2010, the Company has grown adjusted net income per diluted share (on a pro forma basis in 2010)[1] over the prior year 31%, 38%, 35%, 27% and 22%, in 2011, 2012, 2013, 2014 and 2015, respectively.

•	Exited the fourth quarter of 2015 with over $1.7 billion of run rate revenues, net[1], approximately 14% higher than the same time in 2014.

•

2014 was the largest business development year in the Company’s history (besting the previous largest in 2013), closing several announced acquisitions, the largest of which was our acquisition of Comdata Inc. for approximately $3.4 billion, a significant success that furthers the Company’s position in the US fuel card market and adding a virtual payments product. Significant efforts were undertaken in 2015 to integrate Comdata into the FleetCor business.

•

Grew the Company’s stock price from $27.25 on December 15, 2010 to $142.93 on December 31, 2015, an increase of over 425%, leading our sector, and besting the S&P 500 by over 240% and the Russell 2000 by over 376%.

Our performance has helped drive our Company’s strong total stockholder returns that have benefited our stockholders and outperformed our competitors. We show below the annual revenue, adjusted net income and adjusted net income per share growth since our initial public offering in 2010 and the relative growth during the presented time periods. Performance charts follow.

[1]

A reconciliation of adjusted net income and adjusted net income per diluted share to our GAAP numbers is provided on page 79 of our Form 10-K for the years ended December 31, 2015, 2014 and 2013, as well as in Appendix A to this proxy statement for the years ended December 31, 2015, 2014, 2013, 2012, 2011 and 2010 (2010 on a pro forma basis). The $1.7 billion of revenues, net run rate is calculated as fourth quarter 2015 revenues, net provided on page 119 of our Form 10-K for the year ended December 31, 2015 multiplied by four.

*	Note: 2010 is reflected on a pro forma basis (to exclude the impact of a one-time charge related to stock comp expense and to reflect the impact of public company expenses, loss on extinguishment of debt, non-cash compensation expenses associated with our stock plan and an increase in the effective tax rate, effective during 2011)

FleetCor has grown profitability measured as adjusted net income per diluted share over 20% annually since our initial public offering. This financial performance has resulted in significant increase in value to our stockholders and the overall value of the Company since our initial public offering, resulting in significantly greater returns than any other Company in our sector, as well as compared to Russell 2000 Index and S&P 500 ® Data Processing & Outsourced Services industry.

Note: Market cap is defined as basic shares of common stock outstanding multiplied by year-end share price.

Relative to our peers within our performance based peer group, FleetCor has consistent earnings before income taxes (“EBIT”), with exceptional revenue to EBIT ratio, and as a result is valued at the top of our performance peer group.

On the basis of stockholder returns, FleetCor’s performance has also been outstanding. The following graph assumes $100 invested on December 15, 2010 (the date our shares first commenced trading), at the closing price of our common stock on that day ($27.25), and compares (a) the percentage change of our cumulative total stockholder return on the common stock (as measured by dividing (i) the difference between our share price at the end and the beginning of the period presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Russell 2000 Index and (ii) the S&P 500 ® Data Processing & Outsourced Services, (iii) the average of our performance peer group and (iv) the average of our industry peer group.

	FleetCor Technologies, Inc.	Russell 2000	S&P Data Processing and Outsourced Services	Performance Peer Group Average	Industry Peer Group Average
12/15/2010	$100.00	$100.00	$100.00	$100.00	$100.00
12/31/2010	$113.47	$101.99	$95.75	$100.95	$100.57
12/31/2011	$109.61	$96.43	$117.85	$127.11	$114.16
12/31/2012	$196.88	$110.54	$150.85	$197.47	$129.08
12/31/2013	$429.98	$151.44	$228.94	$256.89	$193.56
12/31/2014	$545.72	$156.79	$256.74	$270.64	$216.00
12/31/2015	$524.51	$147.83	$283.80	$253.59	$235.89

Pay for Performance

A fundamental principle underlying our compensation program is that we should pay for performance. In accordance with this principle, a vast majority of executive pay is performance based and not guaranteed.

Our executive compensation programs are materially aligned with short and long-term Company performance. They incent and reward our executives for achievement of short-term goals aligned with the fiscal year operating plan (annual cash incentive program) and achievement of long-term goals measured over a multi-year period (long-term equity incentive plan). In support of our long-term goals, we incent and reward our executives with performance-based restricted stock to be earned based on (1) multiple financial and performance measures (performance shares) and (2) our annual company-wide performance for achieving adjusted net income per diluted share (EPS shares). We believe the performance shares and EPS shares align the interests of executives with those of our stockholders. Also in support of our long-term goals, we incent our executives with time-based stock option awards, typically at the time of their hiring and when initial time based stock option awards are vested.

For our chief executive officer, target achievement criteria under our short-term and long-term incentive programs in 2015 are 100% performance-based. For the other named executive officers, a portion of their incentive compensation is performance-based, the only exception being certain time-based stock option grants; however, we view these stock option grants as being performance-based, because they have no value to the executives unless our stock price increases. In addition, our long-term incentives are 100% stock-based, so that the value of the shares earned fluctuates with stock price during the performance and vesting periods, aligning our executives’ interests with those of our stockholders. Executives are also subject to stock ownership guidelines, and the shares they are required to hold under that program also fluctuate with stock price.

As described above, our operating performance for 2015 was exceptional, despite the unfavorable macroeconomic environment. This strong performance is reflected in the pay earned by the named executive officers in 2015.

•

In aggregate for fiscal year 2015, the named executive officers earned 106% of target for the annual cash incentive program, excluding guaranteed and other discretionary bonus amounts. These payouts were a result of achieving specific profitability, adjusted cash net income earnings per share, and individual goals set in March 2015.

•

In aggregate, executives earned 85% of targets for the long-term equity incentive plan in connection with the performance based restricted share awards utilizing financial measures. The payouts were a result of achieving specific adjusted net income per diluted share “EPS” and personal performance goals, with certain awards containing additional time based vesting criteria. The value of the restricted awards changes as our stock price changes, thereby continuing to align executive and shareholder interests.

We continue to evaluate our plans each year against various sets of market data to further align our pay practices with performance to ensure that we pay for performance.

The Role of Say-On-Pay Vote and Stockholder Outreach Program

At our annual meeting of stockholders held in May 2014, a majority of the votes cast on the say-on-pay proposal did not support the proposal.

In order to determine the concerns of our stockholders with respect to our executive compensation program, the chairman of the compensation committee engaged in investor outreach on behalf of the committee. During 2014, the committee chairman spoke with investors representing more than 25% of our outstanding shares to better understand investor perspectives.

The feedback in general requested clearer disclosure of equity award information and supporting considerations, while recognizing that disclosure must be made in a manner that would not reveal FleetCor confidential information. Investors generally did not express concern over the magnitude of executive compensation in light of the exceptional performance of the Company, but some expressed concern over certain performance goals and the potential misperception that the performance measures were not challenging enough, likely due to delays between the date the committee initially considered the performance goals and the date the performance goals were actually approved.

In light of the outcome of the vote and the stockholder outreach, the compensation committee continues to evaluate its approach to executive compensation, specifically for our chief executive officer. The committee had engaged its compensation consultant to advise about ways to address investor concerns, including ways to implement a more even annual equity grant program. In addition, the Board determined to reconstitute the committee to bring it fresh perspectives. In November 2014, when Mr. Hagerty joined the Board, he also assumed the chairmanship of the compensation committee.

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. Therefore, the next say-on-pay vote will be at our annual meeting in 2017. The compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. We welcome input from our stockholders on our compensation policies and compensation program at any time, not just in the years when we conduct a say-on-pay vote.

Our Compensation Philosophy

The compensation committee of our Board of Directors is responsible for establishing and implementing our compensation philosophy. Our compensation committee evaluates and determines the levels and forms of individual compensation for our executive officers. Our compensation committee reviews and approves compensation for our executive officers periodically, generally in the first quarter of each fiscal year, based on each executive officer’s performance and our overall performance during the most recent fiscal year. The committee designs the program with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance. In addition, our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers (other than himself).

Our executive compensation program is designed to help us attract talented individuals to manage and operate all aspects of our business, to reward those individuals for the achievement of our financial and strategic goals, to retain those individuals who contribute to the success of our business and to align the interests of those individuals with those of our stockholders. We believe that annual cash incentive compensation should be linked to metrics that create value for our stockholders and the ownership by management of equity interests in our business is an effective mechanism for providing long-term incentives for management to maximize gains for stockholders. A fundamental principle underlying our compensation program is that we should pay for performance. In accordance with this principle, a vast majority of executive pay is performance based and not guaranteed.

Overview of Elements of Compensation

Our compensation program consists of the following five principal components:

•	Base salary. Base salaries for our named executive officers are reviewed annually.

•

Annual cash incentive compensation. Our named executive officers typically have the opportunity to earn annual cash incentive compensation based on (1) achievement of company-wide financial performance goals for the year and/or (2) achievement of individual or business unit performance goals.

•

Discretionary or guaranteed bonus. At the complete discretion of our compensation committee, with recommendations from our chief executive officer (other than for himself), our named executive officers may be awarded a discretionary bonus. In addition, we may agree to guaranteed bonuses with executive officers at the time of hire.

•

Long-term equity incentive awards. We grant equity awards to our named executive officers as long-term incentives. We endeavor to align a significant portion of our named executive officers’ compensation to our ongoing success and with the returns provided to our stockholders.

•

Benefits and perquisites. We provide various health and welfare benefits to all of our employees. We provide a 401(k) plan to all of our U.S. employees. We also provide minimal perquisites to our named executive officers. Our named executive officers do not participate in any non-qualified deferred compensation plans or defined benefit pension plans.

Role of the Independent Compensation Consultant

The compensation committee retained Mercer LLC (“Mercer”) as its compensation consultant in 2013 and 2014. However it did not engage them on any specific projects during 2015. The consultant takes guidance from and reports directly to the compensation committee. The consultant has advised the compensation committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including named executive officers. At the request of the compensation committee, and to provide context for the compensation committee’s compensation decisions, the consultant performed the following key services for the compensation committee during 2014:

•

Assessed the competitiveness of the Company’s executive compensation programs and long-term incentive design in relation to identified performance-based and industry-based peer groups and proposed a go-forward plan for key executives, including executive officers;

•

With input from the Company, constructed two peer groups for the compensation committee’s review: A performance-based group that consists of organizations with similar financial performance characteristics to the Company and an industry-based group that consists of organizations with similar businesses to that of the Company;

•

Conducted a market review and analysis for the named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Provided advice on undertaking an investor outreach program to engage with stockholders in light of the outcome of our say-on-pay vote; and

•	Attended compensation committee meetings at the request of the committee.

The same consultant was approved for work in 2015 as determined by the compensation committee. The compensation consultant performed no other services for the Company during 2015.

Compensation Consultant Conflict of Interest and Independence Assessment

In light of SEC and NYSE rules, we requested and received information from Mercer addressing independence and potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the compensation committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the compensation committee concluded that the work of Mercer did not raise any conflict of interest and that Mercer is independent.

Peer Groups

We considered the compensation levels, programs, and practices of peer companies to assist us in setting our executive compensation so that it is market competitive. The peer groups used by the compensation committee during 2015 for the establishment of certain 2015 compensation and subsequent years’ compensation were developed in conjunction with a compensation consultant in 2014, based on input from management and approved by the compensation committee. The compensation consultant performed no services for the Company during 2015.

We have identified two peer groups: a performance-based group that consists of organizations with similar financial performance characteristics to the Company and an industry-based group that consists of organizations with similar businesses to that of the Company. We believe that we compete for talent with companies in each of these peer groups. We believe that identification of peer groups both in our industry and with comparable performance and market capitalization is useful in analyzing our payment practices and compensation programs.

While we are comparable to other companies in our industry in terms of product offerings, we lead our industry and our sector in performance and total stockholder return during the past year, which can make it more challenging for the compensation committee and our stockholders to evaluate our compensation program as compared to our industry. Thus, we believe it is also useful to compare ourselves to companies with similar three year performance results, in addition to companies in our industry.

At the time the peer group was constructed, our performance based peer group was identified considering the sales, market capitalization, earnings before interest and taxes (EBIT), EBIT margins and cash flow on a compounded annualized growth rate over three year of companies that also ranked in the top quartile for each of the performance metrics and companies with market capitalizations ranging from $8—$30 billion, targeting a medium market capitalization of approximately $10 billion. Industry was not a criteria for this peer group. Our identified performance based peer group and their financial performance are as follows:

	Sales	Market Cap	EBIT	EBIT Margin
PVH Corp.	$8,020	$7,845	$744	9%
Affiliated Managers Group Inc. Inc	$2,500	$8,451	$891	36%
B/E Aerospace Inc	$2,730	$4,710	$451	17%
Equinix Inc	$2,726	$22,348	$510	19%
United Rentals Inc	$5,817	$5,553	$1,530	26%
Hollyfrontier Corp	$12,992	$6,306	$1,254	10%
Sunoco Logistics Partners LP.	$10,486	$6,458	$530	7%
Colfax Corp	$3,967	$3,475	$285	7%
Under Armour Inc.	$3,963	$18,139	$401	10%
Polaris Industries Inc	$4,719	$6,347	$673	14%
Ulta Salon Cosmetics and Fragrances.	$3,924	$12,215	$507	13%
Ocwen Financial Corp.	$1,741	$306	$353	20%
Median	$3,965	$6,403	$520	14%
FleetCor Technologies Inc.	$1,703	$13,499	$665	39%

Markwest Energy Partners LP was removed from the performance peer group in 2015 from 2014 due to its merger in December 2015 with another entity.

Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available.

Our industry based peer group was identified by considering publicly traded companies that have a business that is similar to the Company’s. At the time the peer group was constructed, our market capitalization (“market cap”) fell near the median of the group as a whole. Certain of the peers utilized in prior year have been removed in an effort to produce a median market capitalization more in-line with Company’s.

	Sales	Market Cap	EBIT	EBIT Margin
Intuit Inc.	$4,348	$26,209	$953	22%
Fidelity National Information Services	$6,595	$20,575	$1,232	19%
Fiserv Inc.	$5,254	$22,184	$1,226	23%
Alliance Data Systems Corp.	$6,440	$12,507	$1,262	20%
Western Union Co.	$5,484	$9,461	$1,123	21%
Total System Services Inc.	$2,780	$8,422	$538	19%
Global Payments Inc	$2,843	$7,767	$474	17%
Henry (Jack) & Associates	$1,298	$6,547	$332	26%
Vantiv Inc.	$3,160	$10,014	$403	13%
Wex Inc.	$855	$3,165	$237	28%
Verifone Systems Inc.	$2,028	$3,072	$115	6%
Median	$3,160	$9,461	$538	20%
FleetCor Technologies Inc.	$1,703	$13,499	$665	39%

Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available.

The compensation committee periodically reviews and updates the list of companies comprising the peer group to ensure it provides an appropriate marketplace focus.

Consideration of Peer Groups and Compensation Levels

Periodically, the compensation committee may determine it appropriate to engage a compensation consultant. The compensation committee engaged a compensation consultant in both 2013 and 2014, and determined the analysis provided by the compensation consultant was performed sufficiently recent for use in 2015. During 2014, and for use with considering and setting compensation, the independent consultant collected and analyzed comprehensive market data for the compensation committee’s use. Mercer conducted a study of four distinct market references, three of which were scoped based on comparable market capitalization (performance group, industry group and general industry survey group (scoped based on all companies in the general industry with market capitalization of $5 billion to $18 billion, or approximately 0.5x to 2x that of the Company) and the final group based on annual revenues.

The consultant presented to the compensation committee market figures based each company in the performance-based and industry-based peer groups, as well as the 25th, 50th and 75th percentile of each respective peer group, to determine market for base salary, target short-term incentive opportunity and long-term incentive opportunity. The compensation committee reviewed the data for each of the named executive officers for purposes of setting each of the elements of compensation and then made individual compensation decisions, taking into consideration such factors as performance, retention, internal equity, individual development, and succession planning, based upon each peer group. The compensation committee did not target any particular quartile or percentage in making compensation decisions. As a result, actual pay opportunities for our executives may be higher or lower than the median indicated by the peer groups.

The results of the compensation consultant’s studies revealed two important findings:

1.	Higher performing companies do not offer higher target levels of compensation than average performing companies; and

2.	The disparity between the Company’s market capitalization and revenues causes incongruence between pay levels in that companies with market capitalizations similar to the Company have higher target compensation levels than companies with revenues similar to the Company.

Given the significance of this second finding and the need of the Company to retain top talent at all levels, including our CEO, and given the current market capitalization of the Company, the compensation committee has determined that the two peer groups are the most likely competitors for talent and as such represent the most appropriate reference when considering the compensation of executives. The Company continued to perform at the top quartile in 2015 for revenue, EBIT and EBIT margin growth in relation to each of these peer groups, including the broader market as a whole. The compensation committee concludes that while revenue is a strong metric on which to gauge the Company’s performance, the Company significantly out-performs the general market of companies with similar revenues, and this may not be a useful metric on which to evaluate appropriate peers for compensation levels of the Company’s executives, especially the CEO.

The compensation consultant also concluded, based on review of compensation level of Company executives that generally, cash compensation is at or below market levels for all Company officers. Long-term incentive compensation is above market for certain officers, which causes their total direct compensation to be above market. It is important to note that the compensation consultant’s review is of one year of compensation and FleetCor has a history of front-loaded grants, which may result in inconsistent and less meaningful comparisons to other companies with typical annual grant cycles.

Furthermore, the long-term incentives only have value if the Company continues to grow and the employee performs, since performance awards require meaningful contributions by the employee and options only have value to the extent that the stock price increases from the date of grant. The risk in this case is carried by the employee, as the employee is only rewarded if the employee performs and/or the Company continues to perform.

We believe that this mix of compensation better aligns the employee interests with that of our stockholders and helps ensure goals remain aligned to continue the significant growth that the Company has experienced since our initial public offering.

Determining Compensation for the Named Executive Officers

The compensation committee is responsible for administering our compensation practices and making decisions with respect to the compensation paid to our named executive officers. The compensation committee considers the recommendations of the compensation consultant. In addition, compensation for our executive officers continues to be individualized, impacted by arm’s-length negotiations at the time of employment, and thereafter based on a variety of factors, including:

•	our compensation committee’s evaluation of the competitive market based on its general market experience;

•	the roles and responsibilities of our executives, including the role’s impact to creating value for our stockholders;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the individual performance of our executives during the year and the historic performance levels of our executives;

•	our overall financial performance;

•	our financial condition and available resources; and

•	our need for a particular position to be filled.

Our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers who report directly to him, the Company’s performance relative to goals approved by the compensation committee, individual performance versus personal objectives and other individual contributions to the Company’s performance. Our chief executive officer annually evaluates the executive officers’ performance with the compensation committee and makes recommendations for base salary, cash incentive awards and grants of long-term equity incentive awards for all executive officers, other than himself. When discussing performance evaluations and setting compensation levels for our executive officers, the compensation committee works closely with our chief executive officer; however, the compensation committee has the discretion to reject or modify the recommendations of our chief executive officer. Our chief executive officer does not participate as a director in determining or recommending the amount of his own compensation.

Compensation mix and how each element fits into our overall compensation objectives

The compensation committee strives to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our compensation objectives. Our compensation committee does not have any formal policy for allocating compensation between short-term and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

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Our mix of compensation elements is designed to reward recent results, motivate long-term performance and align our executives’ interests with those of our stockholders. We achieve this through a combination of cash and equity awards.

•	Base salary and benefits are designed to provide a secure level of cash compensation.

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Annual cash incentive awards are designed to reward recent results. These awards support our annual operating plan and are earned only if we meet the performance goals established by the compensation committee.

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Discretionary bonuses are designed to reward for performance above and beyond our operating plan or to round payments to a specific award amount. These amounts may also be based on guaranteed payments at the time of offer and acceptance of employment for the first year of employment. These bonuses are awarded at the discretion of the compensation committee.

Equity awards are our chosen vehicle to motivate long-term performance and align our executives’ interests with those of our stockholders. Equity awards are granted in the form of stock options and performance-based restricted stock. Stock options have value for our executives only if our stock price increases. Some performance-based restricted stock has value to our executives only if the executive meets the executive’s individual performance goals established by the compensation committee. Other performance-based restricted stock has value to our executives only if the Company meets its performance metrics (e.g., earnings per share).

While we have typically provided cash compensation (base salary) and a cash incentive opportunity to each executive in each year, we have not historically provided equity compensation to each executive on an annual basis. We make equity grants designed to encourage specific performance goals or to reward an executive for extraordinary performance in a particular year and to encourage continued extraordinary performance. In determining the size of an equity award the compensation committee considers relative job responsibility, the value of existing unvested awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring or refresh and availability of shares in our pool.

The compensation committee applies the same compensation policies to all of our executive officers with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance. The ultimate compensation levels earned by the named executive officers reflect the application of these policies to the varying roles and responsibilities of the executives. Generally, the greater the responsibility of the executive and the greater the potential impact of the executive on revenue and net income growth, the higher the potential compensation that can be earned by the executive. In addition, the compensation committee is aware of the competitive market for executive compensation based upon market data provided by compensation consultants recently, which reflects a meaningful variation between the chief executive officer and other executive positions for each element of compensation.

Our chief executive officer has the greatest responsibility in managing and driving the performance of our Company. He joined our company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 65 acquisitions of businesses and commercial account portfolios, growing our revenue from $33.0 million in 2000 to over $1.7 billion in 2015. As a result of our compensation committee’s assessment of our chief executive officer’s role and responsibilities within our Company, his nearly 16 years of service to our Company and the competitive market for chief executive officer compensation, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

Components of Compensation

Historically, we have not applied specific formulas to set compensation, however we have sought to benchmark our compensation programs against similarly situated companies. As recently as 2014, the compensation committee engaged a compensation consultant to help benchmark the Company’s payment practices against other companies in our performance-based and industry-based peer groups, as well as the general industry as a whole.

Base salary

Initial base salaries for our executive officers are typically negotiated at arm’s-length at the time of hiring. Base salaries are reviewed annually and adjusted from time to time, taking into account individual responsibilities, individual performance for the year, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market, based on its general market experience. No particular weight is assigned to each factor.

Annual Salaries
Executive	2014 Salary	2015 Salary	Increase
Ronald F. Clarke	$1,000,000	$1,000,000	—
Eric R. Dey(1)	$325,000	$344,231	6%(1)
Andrew R. Blazye(2)	$362,582	$340,137	(2)
Armando Netto(3)	$214,843	$280,048	(3)
Gregory Secord(4)	—	$135,385	(4)

(1)	Mr. Dey received a salary increase in 2015 to $350,000 per year, resulting in an 8% increase over his base salary for 2014.
(2)	As Mr. Blazye is based in the U.K., his compensation is denominated in British Pounds. All amounts for Mr. Blazye for 2014 and 2015 have been converted into U.S. dollars at an exchange rate of $1 to £0.6068 and $1 to £0.6541, the average exchange rate during 2014 and 2015, respectively. Mr. Blazye received an increase in his base salary in 2015 from £220,000 to £235,000 per year, an increase of 7%. Remaining fluctuations in Mr. Blazye salary are a result of changes in foreign exchange rates.
(3)	As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. Mr. Netto was hired as President—Brazil effective June 2, 2014, with a beginning annual salary of R$872,093 ($368,299). He received R$508,725 ($214,843) in 2014. Mr. Netto received a salary increase in 2015 related to mandatory inflationary adjustments required in Brazil, resulting in an annual salary of R$916,356, an increase of 5%. Amounts for 2014 and 2015 have been converted into U.S. dollars at an exchange rate of R$2.3679 to $1 and $R3.2721 to $1, the average exchange rate during the period which Mr. Netto was employed in 2014 and 2015, respectively. Remaining fluctuations in Mr. Netto’s salary are a result of changes in foreign exchange rates.
(4)	Mr. Secord was hired as President—Comdata North America Trucking effective July 21, 2015, with a beginning annual salary of $300,000.

Annual cash incentive compensation

The primary objectives of our annual cash incentive compensation program are to provide an incentive for superior work, to motivate our employees toward even higher achievement and business results, to tie our employees’ goals to Company performance and to enable us to attract and retain highly qualified individuals. The annual cash incentive program is intended to compensate our executive officers for achieving company-wide or individual or business unit performance goals that are important to our success during the fiscal year. Certain goals, which tie directly to our operating budget, we believe, are attainable with good performance. Other goals, which we refer to as “stretch targets”, are considered far more difficult to achieve and in general require extraordinary performance to attain.

Our compensation committee approves all targets and payouts, in consultation with our chief executive officer. Executives are eligible for payments only if they are employed by us both on the last day of the applicable fiscal year and on the actual payment date of the incentive award, except as stipulated by employment agreements.

In March 2015, the compensation committee approved our 2015 annual cash incentive program for our executive officers employed at that time. The annual cash incentive program was intended to compensate our executives for the achievement of both our annual financial goals and individual or business unit performance objectives, as outlined below, and was structured to result in significant compensation payouts only if performance goals were achieved. If performance goals are not achieved, the named executive officer may receive no payment under the program.

Our compensation committee set the target payout levels, generally as a percentage of base salary, for the executive officers based on recommendations from the chief executive officer (except with respect to his own level). The compensation committee determined these target payout levels based on a combination of factors, including each executive’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact on revenue and net income growth.

•	Mr. Clarke’s target payout level was set at 100% of his base salary and he had the opportunity to earn an additional 75% based on stretch goals.

•	Mr. Dey’s target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 50% based on stretch goals.

•	Mr. Blazye’s target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 35% based on stretch goals.

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Mr. Netto’s target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 30% based on stretch goals. In accordance with his offer letter, Mr. Netto was guaranteed a minimum payout of $200,000 in 2015.

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Mr. Secord’s bonus objectives were not set during the year due to mid-year hiring and thus, in accordance with his offer letter, Mr. Secord was eligible to receive $75,000, prorated for the period during 2015 in which he was employed by the Company.

2015 Performance goals and results. Our compensation committee structured the 2015 annual cash incentive program to include a combination of company-wide, business unit and individual performance goals, as appropriate, for the named executive officers. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the executive and his performance in attaining those objectives.

Our named executive officers prepare recommendations regarding their individual or business unit performance goals, which are reviewed by our chief executive officer and approved by the compensation committee. Certain goals could be paid out in amounts up to 200% of the individual target amounts for performance exceeding objectives. Other goals could be paid out in amounts as low as 33% of the individual target amounts if actual performance achieved minimum thresholds.

Certain goals are based on achieving an earnings per share target based on adjusted net income. Adjusted net income is GAAP net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related share-based compensation awards, (b) amortization of deferred financing costs and intangible assets (c) amortization of the premium recognized on the purchase of receivables, (d) our proportionate share of amortization of intangible assets at our equity method investment, (e) loss on the extinguishment of debt, (f) impairment of our equity method investment and (g) other non-cash adjustments and adjusted for the income tax effect of such items. The reconciliation of adjusted net income per diluted share to our GAAP numbers is provided on page 79 of our Form 10-K for the fiscal year ended December 31, 2015 and in Appendix A to the proxy statement.

Mr. Clarke’s award was determined as follows:

(i)	50% of his target award, or $500,000, could be earned if we achieved a 2015 adjusted net income per diluted share “EPS” of $6.05, with the ability to receive 50%, 150% and 200% of the potential payout with results within a specified range above or below this target. The Company achieved adjusted net income per diluted share “EPS” of $6.30 for the year ended December 31, 2015, exceeding the target performance and Mr. Clarke attained 200%, or $1,000,000, of this award.

(ii)	25% of his target award, or $250,000, could be earned if we achieved growth targets through acquisitions or divestment of prescribed businesses, with the ability to receive 150% of potential payout for exceeding the target within a specified range. Mr. Clarke did not attain this award.

(iii)	25% of his target award, or $250,000, could be earned if we achieved growth targets through contractual relationships, new partner deals or entry into new geographic markets in 2015, with the ability to receive 150% of potential payout for exceeding the target by 100%. Mr. Clarke attained 150% of his award, or $375,000, with the renewal of the BP partner relationship agreement in the U.S. and entry into five new markets with our European outsourcing relationship with Shell, exceeding the target performance.

Mr. Dey’s award was determined as follows:

(i)	33% of his target award, or $57,750, could be earned if we completed projects resulting in a prescribed amount of tax savings in 2015, with the ability to receive 150% and 200% of the potential payout with completion of more than one project producing prescribed savings at 250% of the target. As the Company achieved two of the tax savings projects during 2015, just below the maximum annual savings target, Mr. Dey attained 150%, or $86,625, of this award.

(ii)	33% of his target award, or $57,750, could be earned if he successfully implemented the new designated general ledger system in European markets in 2015, with the ability to receive 150% of the potential payout with successful execution at 200% of the prescribed number of markets at the target level. Mr. Dey attained 150% of his award, or $86,625, with the implementation of the new general ledger system in five of the European markets in which the Company operates.

(iii)	34% of his target award, or $59,500, could be earned for the successful recruitment of three new key finance executives, in prescribed markets and positions, with the ability to achieve one-third of the target award for each successful hire in 2015. Mr. Dey attained 100% of the award, or $59,500.

Mr. Blazye’s award was determined as follows:

(i)	30% of his target award, £35,250 or $53,887, could be earned if we achieved growth targets through acquisitions or partnerships in which Mr. Blazye was significantly involved in 2015. Mr. Blazye did not attain this award.

(ii)	40% of his target award, £47,000 or $71,849, could be earned if we achieved certain target revenue results in businesses he directly manages (in local currency), with the ability to receive 50% and 150% with results within a specified range above or below this target in 2015. Mr. Blazye attained 100% of his award, £47,000 or $71,849, with attainment of the target criteria.

(iii)	20% of his target award, £23,500 or $35,925, could be earned if we achieved growth targets through a new contractual partnership relationship in 2015. Mr. Blazye attained 100% of his award, £23,500 or $35,925.

(iv)	10% of his target award, £11,750 or $17,962, could be earned for the development of a new universal product in Europe during 2015. Mr. Blazye did not attain this award.

Mr. Netto’s award was determined as follows:

(i)	30% of his target award, or $60,000, could be earned if we achieved certain target revenue results in businesses he directly manages (in local currency), with the ability to receive 50% and 150% with results within a specified range above or below this target in 2015. Mr. Netto did not attain this award.

(ii)	30% of his target award, or $60,000, could be earned if we achieved certain target sales results in businesses he directly manages (in local currency), with the ability to receive 50% and 150% with results within a specified range above or below this target in 2015. Mr. Netto did not attain this award.

(iii)	10% of his target award, or $20,000, could be earned if he achieved a specified business initiative in 2015, directly related to businesses he manages. Mr. Netto attained 100% of his award, or $20,000.

(iv)	10% of his target award, or $20,000, could be earned if we achieved growth targets through a new contractual partnership relationship in 2015. Mr. Netto did not attain this award.

(v)	20% of his target award, or $40,000, could be earned if we achieved the successful acquisition of a specified target company, with direct leadership required by Mr. Netto. Mr. Netto did not attain this award.

The annual incentive award amounts earned by each named executive officer under our cash incentive program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2015.

2015 Discretionary bonuses and guaranteed bonus. The compensation committee did not award any additional discretionary bonuses to our named executive officers for 2015, other than as guaranteed as part of offers of employment.

Mr. Netto was guaranteed a $200,000 (R$654,427) bonus based on the terms of his offer letter dated July 29, 2014. Mr. Netto achieved certain of his performance criteria during 2015 under the cash incentive plan described above, which offset a portion of this guaranteed payment. Mr. Netto is eligible to receive an additional annual guaranteed bonus of R$100,000 ($30,561 paid in 2015), in lieu of his participation in traditional Brazilian employee benefits, such as Christmas bonuses, vacation bonuses and pension contributions.

Mr. Secord was eligible to receive a $75,000 bonus based on the terms of his offer letter dated May 29, 2015. Mr. Secord’s bonus objectives were not set during the year due to mid-year hiring and thus, in accordance with his offer letter, he was eligible to receive and was paid $75,000, which represents his annual bonus target of $150,000, or 50% of his annual salary, prorated for the period during 2015 during which he was employed by the Company.

The discretionary and guaranteed bonus amounts for 2015 are included in the Bonus column in the Summary Compensation Table.

2016 Annual cash incentive program. The compensation committee has approved a 2016 annual cash incentive program that is materially consistent with our 2015 program. Each executive officer will have the opportunity to earn a target award based on Company-wide targets and/or individual targets. In March 2016, the compensation committee approved the 2016 annual cash incentive program based upon the recommendations of our chief executive officer.

Long-term equity incentive awards

The goal of our long-term, equity-based incentive awards is to motivate long-term performance and align the interests of our executive officers with the interests of our stockholders. Most of our equity awards require achievement of performance goals for the awards to vest. For other awards, because vesting is based on continued employment, our equity-based incentives also encourage the retention of our executive officers through the vesting period of the awards. We believe that stock options are an effective tool for meeting our compensation goals because executives are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. In addition, we believe that performance-based restricted stock and stock awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases.

We have not historically provided equity awards (in the form of stock options or performance-based restricted stock) to our executives on an annual basis. The compensation committee has established an annual program to award performance-based restricted stock to executive officers based on Company-wide performance (e.g. EPS), which was again renewed for 2016.

We typically use equity awards to compensate our executives in the form of (1) initial grants in connection with the commencement of employment and additional “refresher” grants when an executive has vested in his or her existing grants and (2) grants designed to encourage specific performance goals. To date there has been no set program for the award of refresher grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive, for retention purposes or for other circumstances. Our compensation committee has established a pool of shares available for equity awards. All awards are subject to the availability of shares from this pool.

In determining the size of the long-term equity incentives to be awarded to our executives, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring and availability of shares in our pool. Our chief executive officer makes equity award grant recommendations for each executive, considering the recommendations of our compensation consultant, including our named executive officers (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.

Prior to our initial public offering, we granted options and performance-based restricted stock to our employees, including executive officers, under the FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan, which we refer to as our “2002 Plan.” Since our initial public offering, we have granted time-based stock options, performance-based stock options, time-based restricted stock, market-based restricted stock and performance-based restricted stock to our employees, including our executive officers, under the FleetCor Technologies, Inc. 2010 Equity Compensation Plan, which we refer to as our “2010 Plan.”

The compensation committee may, at any time and from time to time, amend, modify or terminate any outstanding award. Award modifications may be made in order to realign the performance objectives of the award with the current goals of the company and role of the participant in the Company. Award modifications are revalued at the date of modification in accordance with applicable accounting guidance.

2015 Equity awards. During 2015, we granted the following equity awards to our named executive officers:

Name	Performance-based restricted stock	Performance- based stock options	Time-based stock options
Ronald F. Clarke	50,000	—	—
Eric R. Dey	1,270	—	44,000
Andrew R. Blazye	1,270	—	44,000
Armando Netto	1,270	—	—
Gregory Secord	5,530	—	44,000

Performance-based restricted stock grants. Certain of our performance-based restricted stock grants contain individual or business unit performance conditions. Such shares typically do not vest until these performance conditions have been satisfied. For 2015, approximately 85% of stretch targets related to performance-based restricted stock grants were attained. The excess earning of these performance based restricted stock awards over the target is indicative of the performance of the Company during the same period.

We also provide performance-based restricted stock grants based on Company-wide performance conditions. The compensation committee approved an annual program for granting of performance-based restricted stock grants based on the Company achieving adjusted earnings per share “EPS” targets. This program awarded each executive officer annual grants tied to Company-wide goals and helps align their interests and compensation with those of our stockholders. We refer to these awards as EPS grants. The Company has historically attained its performance goals and thus these EPS grants have historically vested at 100%. The EPS grants award program was reviewed in 2016 and approved by the compensation committee for continuance in 2016.

Performance-based stock option grants. We also provide performance-based stock option grants based on Company-wide performance conditions. The compensation committee approved a December 2014 stock option grant to our CEO based on the Company achieving adjusted earnings per share targets in 2015. The criteria under which the performance related to this award is achieved was clarified by the compensation committee in July 2015, resulting in a modification to the award in accordance with accounting guidance in ASC 718. This award is tied to Company-wide goals and helps to align our CEO’s interests and compensation with those of our stockholders. This award was designed as a stretch target award at the time of grant, with the EPS target approved by the committee set at a higher level than the EPS restricted share grants award program in which our other executives participate, such that achievement of this performance goal is significantly more challenging for the CEO.

Time-based stock option grants. The exercise price of each stock option grant is the fair market value of our common stock on the grant date (closing stock price). Stock option awards to our named executive officers typically vest ratably over a period of four to six years and are attainable only with continued employment through the vesting period. We believe our vesting schedules generally encourage long-term employment with the Company while allowing our executives to realize compensation only when they create value for our stockholders.

2015 Equity Awards—Chief Executive Officer

The compensation committee independently considered Mr. Clarke’s long-term equity incentive compensation in 2015, including the analysis and recommendations of the compensation consultant from prior years. The compensation committee considered the history of grants to Mr. Clarke, the rationale for the grants and the relative vesting/performance criteria established for those grants, the historical performance of the Company, as well as anticipated future performance of the Company when determining appropriate grants in 2015.

Performance-based restricted stock grant: During 2015, the compensation committee approved a grant to Mr. Clarke of 50,000 shares of performance-based restricted stock, which required the Company to achieve 2015 adjusted net income per diluted share “EPS” of $6.05. Additionally, during 2015, the compensation committee clarified the criteria under which 50,000 performance-based restricted shares vested, which was originally granted in 2014, by eliminating the impact of foreign currency fluctuations, which resulted in a modification to the award in accordance with accounting guidance in ASC 718. The compensation committee is moving to a neutral macro environment methodology for evaluating executive performance and measuring equity goal achievement. The performance criteria were determined as achieved by the compensation committee on January 20, 2016.

Performance-based stock option grant: During 2014, the compensation committee approved a grant to Mr. Clarke of 850,000 performance-based stock options, subject to the Company achieving 2015 adjusted net income per diluted share “EPS” of a specified target, which was a stretch target in excess of that used in budgeting and guidance provided. In addition to the performance based targets, this stock option award contained a time based vesting component. Provided the performance goals were achieved, the performance-based stock options vest 50% (options for 425,000 shares) upon the compensation committee’s determination following the end of fiscal year 2015 that the goals were achieved for 2015; 25% (options for 212,500 shares) at December 31, 2016; and 25% (options for 212,500 shares) at December 31, 2017.

The definition of what shall be included or excluded in the calculation of adjusted net income per diluted share “EPS” and earnings was specifically defined by the compensation committee in the granting of these awards. During 2015, the compensation committee clarified the criteria within this definition under which the 850,000 performance-based stock options vested, by eliminating the impact of foreign currency fluctuations, which resulted in a modification to the award in accordance with accounting guidance in ASC 718. The compensation committee is moving to a neutral macro environment methodology for evaluating executive performance and measuring equity goal achievement. The performance criteria were determined as achieved by the compensation committee on January 20, 2016.

2015 Equity Awards—Other Named Executive Officers

Performance-based restricted stock grant: The compensation committee granted Messrs. Dey, Blazye and Netto 1,270 shares of performance-based restricted stock in 2015, which required the company to achieve 2015 adjusted net income per diluted share “EPS” of $6.05. The compensation committee also granted Mr. Secord 530 shares of performance-based restricted stock in 2015 under this same program, prorated for his period of employment during 2015, utilizing the same performance target criteria. As the Company achieved EPS of $6.30, these shares vested in January 2016.

Mr. Dey- Additional Grants

As Mr. Dey had limited remaining unvested awards, the compensation committee considered the need for a new long-term grant in order to ensure Mr. Dey’s continued long-term engagement and employment.

Time-based stock option grant: During 2015, the compensation committee approved a grant to Mr. Dey of 44,000 time-based stock options, which will vest 50% on each of February 23, 2017 and 2018.

Mr. Blazye- Additional Grants

As Mr. Blazye had limited remaining unvested awards, the compensation committee considered the need for a new long-term grant in order to ensure Mr. Blazye’s continued long-term engagement and employment.

Performance-based restricted stock grant: During 2015, the compensation committee modified the performance criteria related to two tranches of Mr. Blazye’s performance-based restricted stock, originally granted in 2012. The target criteria for 8,333 shares relates to completing acquisitions or entering into new contractual relationships in 2015 above specified levels of financial impact. The target criteria for 8,334 shares relates to completing acquisitions or entering into new contractual relationships in 2016 above specified levels of financial impact. The performance criteria were determined as not achieved for the 2015 tranche by the compensation committee on January 20, 2016, and the share award was forfeited by Mr. Blazye.

Time-based stock option grant: During 2015, the compensation committee approved a grant to Mr. Blazye of 44,000 time-based stock options, which will vest 50% on each of February 23, 2017 and 2018.

Mr. Netto- Additional Grants

Performance-based restricted stock grant: During 2015, the compensation committee modified the performance criteria related to 20,000 shares of Mr. Netto’s performance-based restricted stock, originally granted in 2014. This award was modified into three tranches of performance-based restricted stock of 7,500, 7,500 and 5,000 shares, each with performance criteria related to 2015. The performance criteria for each tranche includes a graduating specified target for revenues for businesses directly managed by Mr. Netto during 2015. If the performance criteria related to the second and third tranches were not achieved, the criteria allowed for 5,000 (of 7,500) and 5,000 (of 5,000) shares, respectively, to be rolled into 2016 performance criteria, to be established at a later date. The performance criteria for each tranche were determined as achieved by the compensation committee on January 20, 2016.

Mr. Secord- Additional Grants

During 2015, the compensation committee granted long-term stock awards to Mr. Secord in connection with his hiring.

Time-based stock option grant: During 2015, Mr. Secord received a grant of 44,000 time-based stock options, which will vest 25% on each of July 21, 2016, 2017, 2018 and 2019.

Performance-based restricted stock grant: During 2015, the compensation committee approved a grant to Mr. Secord of 5,000 shares of performance-based restricted stock in two tranches of 2,500 shares each, both with performance criteria related to 2015. The performance criteria for each tranche include a specified target for revenues for businesses directly managed by Mr. Secord during 2015. The performance criteria were determined as achieved for one tranche of 2,500 shares by the compensation committee on January 20, 2016. The performance criteria were determined as not achieved for the second tranche of 2,500 shares by the compensation committee on January 20, 2016, and the share award was forfeited by Mr. Secord.

Benefits and perquisites

We offer all U.S.-based employees the opportunity to participate in a 401(k) plan. The general purpose of our 401(k) plan is to provide employees with an incentive to make regular savings contributions in order to provide additional financial security during retirement. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our named executive officers in the U.S. participate in this 401(k) plan on the same basis as all of our other participating employees.

Our U.K. employees, including Mr. Blazye, are eligible to participate in a self-invested personal pension plan, called SIPP, which is similar to a 401(k) plan. If Mr. Blazye contributes 2% of his annual base salary to the SIPP, we are required to contribute 5% of his annual base salary to the SIPP.

Our senior executives in Brazil, including Mr. Netto, receive a car allowance on a monthly basis to assist with the cost of transportation.

We provide to all of our eligible employees, including our named executive officers, health benefits and we pay the premiums for these benefits on behalf of our named executive officers. We provide to our named executive officers life insurance benefits, long-term care insurance and concierge doctor services and pay the premiums on their behalf.

We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our named executive officers.

Severance and Change of Control Benefits

Under their employment agreements or offer letters, and pursuant to our historic practice, our executive officers are generally entitled to certain severance and change of control benefits.

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If we terminate Mr. Clarke’s employment for any reason other than for cause, Mr. Clarke will receive cash severance payments, in equal monthly installments over 12 months, equal to 150% of his then-current annual base salary plus any accrued and unpaid vacation. Mr. Clarke will also receive payment of his health insurance premiums in amounts equal to those made immediately prior to his termination and, if permissible, continuation of coverage under our life and disability insurance plans for 12 months. In addition, if within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2015, this included 750,000 options and 17,951 shares of Company common stock. The purchase price would be at the fair market value. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan as set forth below.

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Each of our other executive officers will receive cash severance in the amount of six months of his then-current salary, upon execution of a general release, if he is terminated by us for any reason other than for cause. We provide severance compensation if our executives are terminated without cause to incentivize our executive officers to act in the best interests of our stockholders in the face of a transaction even if they may be terminated as a result.

For a further discussion of these benefits, see “Employment agreements and offer letters” and “Potential payments on termination or change in control.”

Our stock option and restricted stock award agreements under our 2002 Plan do not provide for accelerated vesting under any circumstances.

Under our 2010 Plan and the related stock option and stock grant agreements, all conditions to the exercise of outstanding options and issuance or forfeiture of outstanding stock grants will be deemed satisfied as of the effective date of a change in control, only if as a result of a change in control all of the outstanding options and stock grants granted under the 2010 Plan are not continued in full force and effect or there is no assumption or substitution of the options and stock grants (with their terms and conditions unchanged) in connection with such change in control. In addition, if outstanding options or stock grants are continued in full force and effect or there is an assumption or substitution of the options and stock grants in connection with a change in control, then any conditions to the exercise of an employee’s outstanding options and any issuance and forfeiture conditions of outstanding stock grants will automatically expire and have no further force or effect on or after the date that the employee’s service terminates, if the employee’s employment with FleetCor is terminated at our initiative for reasons other than “cause” (as defined in the 2010 Plan) or is terminated at the employee’s initiative for “good reason” (as defined in the 2010 Plan) within the two-year period starting on the date of the change in control (often called a “double trigger” change in control vesting).

A change in control means, generally:

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any sale by us of all or substantially all of our assets or our consummation of any merger, consolidation, reorganization or business combination with any person, except for certain transactions specified in the 2010 Plan;

•	the acquisition by any person, other than certain acquisition specified in the 2010 Plan, of 30% or more of the combined voting power of our then-outstanding voting securities;

•	a change in the composition of our Board of Directors that causes less than a majority of the directors to be directors that meet one or more of the descriptions to be set forth in the 2010 Plan; or

•	stockholder approval of our liquidation or dissolution, other than as provided in the 2010 Plan.

Executive Equity Ownership Guidelines

Our executive officers are encouraged to hold significant equity interests in the company. Our Board expects the following executive officers to own or to acquire, within five years of appointment to such officer position or within five years from December 31, 2010, whichever is later, shares of our common stock having a market value of a multiple of his or her base salary as indicated below:

• Chief Executive Officer	3.0x

• Chief Financial Officer	2.0x

• Chief Operating Officer	2.0x

• All Other Executive Officers	1.5x

Our Board recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and the chairman of the compensation committee may approve such exceptions from time to time, as he deems appropriate.

Hedging and Pledging

Derivative securities are securities, contracts or arrangements whose value varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other stockholders and could also cause the appearance of misuse of inside information.

Accordingly, our employees, officers and directors are prohibited by our insider trading compliance policy from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and other interests issued under our employee benefit plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using as collateral shares of our common stock.

Section 162(m)

Section 162(m) of the Code limits a public company’s deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our compensation committee evaluates the effects of compensation limits of Section 162(m) and provides compensation in a manner consistent with FleetCor’s best interests and those of our stockholders.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for 2015

The following table shows the compensation for each of the named executive officers calculated in accordance with SEC rules and regulations.

The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the named executive officers and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the named executive officer include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of FleetCor’s stock. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of restricted stock, and performance-based restricted stock, or until option exercise in the case of option awards.

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All other Compensation ($)(6)	Total ($)
Ronald F. Clarke	2015	$1,000,000	$—	$7,782,500	$—	$1,375,000	$24,398	$10,181,898
Chief Executive	2014	$1,000,002	$175,000	$14,766,000	$—	$1,425,000	$21,069	$17,387,071
Officer and Chairman of the Board of Directors	2013	$875,000	$143,750	$30,463,465	$—	$1,356,250	$19,854	$32,858,319

Eric R. Dey	2015	$344,231	$—	$197,676	$1,280,845	$232,750	$25,803	$2,081,305
Chief Financial Officer	2014	$325,000	$28,125	$170,928	$—	$121,875	$22,474	$668,402
	2013	$321,154	$12,500	$174,060	$—	$162,500	$21,059	$691,273

Andrew R. Blazye(7)	2015	$340,137	$—	$1,516,448	$1,280,845	$107,774	$19,832	$3,265,036
President— International Corporate Development

Armando Netto(8)	2015	$280,048	$210,561	$3,089,476	$—	$20,000	$20,397	$3,620,482
President—Brazil	2014	$214,843	$174,638	$6,030,004	$1,728,450	$—	$17,210	$8,165,145

Gregory Secord	2015	$135,385	$75,000	$438,108	$1,614,800	$—	$12,142	$2,275,435
President—Comdata North America Trucking

(1)	This column represents the salary earned for the applicable year.
(2)	This column represents the discretionary bonus amounts paid for the applicable year. For a description of these payments in 2015, see “—Components of compensation—Annual cash incentive compensation.”
(3)	This column represents the aggregate grant date fair value for the stock awards granted/modified in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 5 to the financial statements included in our 2015 Annual Report on Form 10-K. For an overview of the features of the 2015 awards, see “—Components of compensation—Long-term equity incentive awards”. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The amounts shown for Mr. Dey and Mr. Netto represent the maximum grant date fair value for the performance-based restricted stock granted or modified in 2015.

The fair value of Mr. Clarke’s 2014 stock award, modified in 2015, was $0 at each respective date, based upon the probable outcome of the performance conditions as of the date of the grant and modification, as achievement of the performance goal was not deemed probable. The original aggregate grant date fair value of the 2014 stock award assuming maximum achievement of the performance goals was $7,383,000. The aggregate maximum grant date fair value upon modification of this award in 2015 was $7,802,000. The incremental maximum grant date fair value for 2015, over the 2014 value, is $419,000.

For Mr. Blazye and Mr. Secord, achievement of the performance goals for certain of their awards granted in 2015 was not deemed probable at the date of grant. The maximum grant date fair value of performance-based restricted stock awards granted or modified in 2015, was $2,835,062 for Mr. Blazye and $799,583 for Mr. Secord.

(4)	This column represents the aggregate grant date fair value for the stock option awards granted/modified in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 5 to the financial statements included in our 2015 Annual Report on Form 10-K. For an overview of the features of the 2015 awards, see “—Components of compensation—Long-term equity incentive awards”. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.

The fair value of Mr. Clarke’s 2014 option award, modified in 2015, was $0 at each respective date, based upon the probable outcome of the performance conditions as of the date of the grant and modification, as achievement of the performance goal was not deemed probable. The original aggregate grant date fair value of the 2014 option award assuming maximum achievement of the performance goals was $36,864,500. The aggregate maximum grant date fair value upon modification of this award in 2015 was $38,913,000. The incremental maximum grant date fair value for 2015, over the 2014 value, is $2,048,500. The exercise price of this option award is $149.68, which was higher than the closing price of our stock on the New York Stock Exchange of $142.93 on December 31, 2015.

(5)	This column represents the amounts earned under the applicable year annual cash incentive award programs based on achievement of performance goals under the program. For a description of the program, including the 2015 performance goals under the program, see “—Components of compensation—Annual cash incentive compensation.”

(6)	The following table breaks down the amounts shown in this column for 2015:

Name	Vehicle Related Allowance	Company Contribution to U.K. based SIPP	Company 401(k) Match	Health Benefit Premiums	Long-Term Care Premiums	Life Insurance Premiums	Other	Total
Ronald F. Clarke	$—	$—	$—	$22,447	$1,037	$914	$—	$24,398
Eric R. Dey	$—	$—	$—	$24,147	$742	$914	$—	$25,803
Andrew R. Blazye(7)	$—	$15,288	$—	$4,545	$—	$—	$—	$19,832
Armando Netto(8)	$10,311	$—	$—	$8,627	$—	$276	$1,183	$20,397
Gregory Secord	$—	$—	$462	$11,223	$—	$457	$—	$12,142

(7)	As Mr. Blazye is based in the United Kingdom, his compensation is denominated in British Pounds. All amounts for Mr. Blazye for 2015 have been converted to U.S. dollars at an average exchange rate of $1 to £0.6541, the average exchange rate during the year.

(8)	As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2014 and 2015 have been converted into U.S. dollars at an exchange rate of R$2.3679 to $1 and $R3.2721 to $1, the average exchange rate during the period which Mr. Netto was employed in 2014 and 2015, respectively.

Grants of Plan-Based Awards for 2015

The following table provides information about awards granted in 2015 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan awards(1)		Estimated future payouts under the equity incentive plan awards(2)	All other options awards: number of securities underlying options(3)	Exercise or base price of option awards	Grant date fair value of stock and option award(4)
Name	Grant/ Modification Date	Target ($)	Maximum ($)	Target (#)	(#)	($/Share)	($)
Ronald F. Clarke		$1,000,000	$1,750,000
	2/23/2015			50,000			$7,782,500
	7/2/2015			50,000			$—
	7/2/2015			850,000		$149.68	$—
Eric R. Dey		$175,000	$261,625
	2/23/2015			1,270			$197,676
	2/23/2015				44,000	$155.65	$1,280,845
Andrew R. Blazye(5)		$179,623	$215,548
	2/23/2015			1,270			$197,676
	2/23/2015				44,000	$155.65	$1,280,845
	4/21/2015			16,667			$1,318,772
Armando Netto(6)		$200,000	$260,000
	2/23/2015			1,270			$197,676
	10/21/2015			20,000			$2,891,800
Gregory Secord		$—	$—
	7/21/2015				44,000	$154.49	$1,614,800
	10/21/2015			5,530			$438,108

(1)	These columns reflect the target and maximum amounts that could be earned under our 2015 annual cash incentive program for each named executive officer. There is no threshold amount under the program. For information concerning this program, see “—Components of compensation—Annual cash incentive compensation.” The maximum estimated payouts under the non-equity incentive plan awards do not include any discretionary bonuses that may awarded by the compensation committee. See “Summary Compensation Table for 2015” for actual amounts awarded for 2015 performance.
(2)	This column reflects the number of shares of performance-based restricted stock granted/modified in 2015, as well as performance based stock options originally granted to Mr. Clarke in 2014 for which the vesting criteria was modified in 2015. These awards do not have a threshold or maximum amount. For information concerning these grants, see “—Components of compensation—Long-term equity incentive awards—2015 Equity awards.”
(3)	This column reflects the number of stock options granted in 2015, subject to time vesting. For information concerning this grant and the vesting schedule, see “—Components of compensation—Long-term equity incentive awards—2015 Equity awards.”
(4)	This column reflects the grant date fair value of the restricted stock and stock option awards under FASB ASC Topic 718 granted to each of the named executive officers in 2015. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers. For certain performance-based stock and stock option awards, it was not probable as of the date of grant/modification that performance would be achieved, and therefore these grants have a zero grant date fair value.
(5)	As Mr. Blazye is based in the United Kingdom, his compensation is denominated in British Pounds. All amounts for Mr. Blazye for 2015 have been converted to U.S. dollars at an average exchange rate of $1 to £0.6541, the average exchange rate during the year.
(6)	As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2015 have been converted into U.S. dollars at an exchange rate of $R3.2721 to $1, the average exchange rate during the year.

Option Exercises and Stock Vested

The following table shows the number of stock options exercised and stock vested in 2015 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	—	$—	239,001	$35,429,916
Eric R. Dey	26,316	$4,105,033	1,600	$219,840
Andrew R. Blazye	26,316	$4,225,823	9,933	$1,482,040
Armando Netto	—	$—	933	$128,194
Gregory Secord	—	$—	—	$—

(1)	Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting. There is no guarantee the named executive officers actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Outstanding Equity Awards at December 31, 2015

The following table shows the number of stock options and restricted stock held by the named executive officers on December 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards; number of securities underlying unexercised unearned options (#)(2)	Option exercise price ($)	Option Grant Date	Option Expiration Date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(4)	Equity incentive plan awards: number of unearned shares or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested ($)(4)
Ronald F. Clarke	750,000	—	—	$10.00	6/17/2009	6/17/2019
	833,332	—	—	$23.00	12/14/2010	12/14/2020
	624,999	208,334		$35.04	6/29/2012	6/29/2022
	—	—	850,000	$149.68	12/4/2014	12/4/2024
							50,000	(3)	$7,146,500	200,000	$28,586,000
Eric R. Dey	—	26,316		$23.00	12/14/2010	12/14/2020
	—	44,000		$155.65	2/23/2015	2/23/2025
										1,270	$181,521
Andrew R. Blazye	—	26,316		$23.00	12/14/2010	12/14/2020
	—	44,000		$155.65	2/23/2015	2/23/2025
										17,937	$2,563,735
Armando Netto	11,250	33,750		$132.24	7/15/2014	7/15/2024
										41,270	$5,898,721
Gregory Secord	—	44,000		$154.49	7/21/2015	7/21/2025
										5,530	$790,403

(1)	Mr. Clarke’s stock options granted on June 29, 2012 vested or will vest ratably on June 29, 2013, 2014, 2015 and 2016. Messrs. Dey and Blazye’s stock options granted on December 14, 2010 vested or will vest ratably on July 1, 2013, 2014, 2015 and 2016. Messrs. Dey and Blazye’s stock options granted on February 23, 2015 will vest ratably on February 23, 2017 and 2018. Mr. Netto’s stock options granted on July 15, 2014 vests or will vest ratably on June 1, 2015, 2016, 2017 and 2018. Mr. Secord’s stock options granted on July 21, 2015 will vest ratably on July 21, 2016, 2017, 2018 and 2019.
(2)	Mr. Clarke’s performance based stock options granted on December 4, 2014 vests subject to performance targets requiring FleetCor earnings and certain adjusted net income per diluted share “EPS” for 2015, which was determined as met by the compensation committee on January 20, 2016. As a result of this determination, 50% (425,000 options) vested on January 20, 2015, and 25% will vest (212,500 options) on December 31, 2016 and 2017, each.
(3)	Represents 50,000 of a performance-based restricted stock award where performance target was approved as achieved by the compensation committee, but contains remaining time based vesting criteria, which will be achieved on March 31, 2016. The performance target for this award was deemed achieved on February 23, 2015, based on the achievement of 2014 EPS targets and certain business expansion targets.
(4)	Market value of shares of restricted stock that have not vested is calculated using the closing stock price on December 31, 2015.
(5)	Represents performance-based restricted stock awards, where performance targets are based on achieving company-wide or individual or business unit performance goals during 2015, 2016 and/or 2017.

Employment Agreements, Severance and Change of Control Benefits

Ronald F. Clarke

We entered into an amended and restated employment agreement with Mr. Clarke on November 29, 2010, which amended and restated his employment agreement of September 25, 2000.

•

The initial term of the employment agreement was through December 31, 2011. Per the agreement, the agreement automatically renews for successive one year periods unless we provide notice at least 30 days prior to the expiration date.

•	Mr. Clarke is entitled to an annual base salary of at least $687,500, with annual increases at the discretion of the compensation committee.

•

We may terminate Mr. Clarke’s employment under the agreement by providing 30 days prior written notice and the payment of all sums due under the agreement. If we terminate Mr. Clarke’s employment for any reason other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months (the “Severance Period”), in an amount equal to 150% of his then- current annual base salary plus any accrued and unpaid vacation; (2) at his election, payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until the earlier of the expiration of the Severance Period or his commencement of employment with another employer; and (3) continuation of coverage during the Severance Period under our life and disability insurance plans, if permitted by the terms of the plans.

•

If within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2015, this included 750,000 options and 17,951 shares of Company common stock. The purchase price would be at the fair market value.

In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period (a double trigger). The fair market value is determined by the change in control price, if the change in control is a cash transaction, or, in all other cases, by the Board of Directors in good faith.

“Cause” is defined to mean: Mr. Clarke’s (1) failure to render services to us; (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (3) material breach of the agreement; (4) commission of any crime or act of fraud or embezzlement; (5) misappropriation of our assets; (6) violation of our material written rules or policies; (7) commission of acts generating material adverse publicity toward us; (8) commission or conviction of a felony; or (9) death or inability due to disability to perform his essential job functions for a period of three months.

“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) there is a significant diminution in his responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.

“Change in control” has the same definition as in the 2010 Plan.

Andrew R. Blazye

We entered into an employment agreement with Mr. Blazye on July 9, 2007. The agreement provides that Mr. Blazye’s employment shall continue until either party provides six months’ notice of termination; however, we may terminate the agreement immediately in certain limited circumstances. The agreement provides for a base salary of $314,400, which may be increased, and an annual target bonus payment of 50% of annual base salary and a maximum bonus payment of 75% of annual base salary. If Mr. Blazye elects to participate in the pension plan, the agreement requires Mr. Blazye to make an annual payment in the amount of 2% of annual base salary to a pension plan and we are required to make an annual payment in the amount of 5% of annual base salary. Mr. Blazye has elected to participate in a defined contribution plan.

Other named executive officers

We entered into offer letter agreements with Messrs. Dey, Netto, and Secord in connection with their hiring. Consistent with these offer letters and our historic practice, if any of these named executive officers is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.

Confidentiality and Non-Competition Agreements

Under the terms and conditions of the employee confidentiality, work product and non-solicitation agreement executed by our named executive officers, which survives any termination of such executive’s employment, our named executive officers, for a period of one year following termination for any reason, have an obligation not to:

•	disclose certain of our confidential information,

•	accept employment with certain enumerated competitors,

•	solicit, in competition with our sale of products or services, any of our customers with which such executive had substantial contact within one year of such executive’s termination and

•

recruit or hire, or attempt to recruit or hire, any of our employees, consultants, contractors or other personnel, who have knowledge of certain of our confidential information and with whom such executive had substantial contact within one year of such executive’s termination.

In addition, pursuant to the employee confidentiality work product and non-solicitation agreement, during the term of employment our named executive officers have an obligation not to (i) disclose certain of our confidential information or (ii) accept employment with certain enumerated competitors.

Potential Payments Upon Termination of Employment or Change in Control

The following table shows the potential payments to the named executive officers upon a termination of employment under various circumstances and in a change in control. In preparing the table, we assumed the triggering event occurred on December 31, 2015.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,500,000	$—	$22,447	$1,522,447
Termination for good reason or termination without cause following a change in control	$1,500,000	$58,209,655	$22,447	$59,732,102
Change in control	$—	$—	$—	$—

Eric R. Dey
Termination without cause	$175,000	$—	$11,224	$186,224
Termination without cause following a change in control	$175,000	$3,337,599	$11,224	$3,523,823
Termination for good reason following a change in control	$—	$3,337,599	$—	$3,337,599
Change in control	$—	$—	$—	$—

Andrew R. Blazye(4)
Termination without cause	$170,069	$—	$9,916	$179,985
Termination without cause following a change in control	$170,069	$5,719,813	$9,916	$5,899,798
Termination for good reason following a change in control	$—	$5,719,813	$—	$5,719,813
Change in control	$—	$—	$—	$—

Armando Netto(5)
Termination without cause	$140,024	$—	$4,314	$144,338
Termination without cause following a change in control	$140,024	$6,277,059	$4,314	$6,421,397
Termination for good reason following a change in control	$—	$6,277,059	$—	$6,277,059
Change in control	$—	$—	$—	$—

Gregory Secord
Termination without cause	$150,000	$—	$11,223	$161,223
Termination without cause following a change in control	$150,000	$790,403	$11,223	$951,626
Termination for good reason following a change in control	$—	$790,403	$—	$790,403
Change in control	$—	$—	$—	$—

(1)	For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Dey, Blazye, Netto and Secord, represents six months of their then-current annual base salary.
(2)	Under Mr. Clarke’s employment agreement he can elect to have us purchase, at fair market value, all outstanding stock options and shares of our stock, owned by him as of January 1, 2010, upon termination for good reason or without cause within 12 months after a change in control. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period. Under our 2010 Plan and the stock option and restricted stock agreements with each named executive officer, all awards will accelerate if the executive is terminated without cause within the two year period following a change in control or the executive resigns for good reason during such period. The value shown above represents the value of the unvested options and restricted stock held by the named executive officers at December 31, 2015, assuming a value of $142.93 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2015, for which vesting would be accelerated. Our equity incentive award agreements, under our 2002 plan, do not provide accelerated vesting of equity awards under any circumstances.
(3)	For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Dey, Netto and Secord, represents the value of continuation of medical, dental and vision benefits for six months. For Mr. Blazye, represents a continuation of all benefits for six months.
(4)	As Mr. Blazye is based in the United Kingdom, his compensation is denominated in British Pounds. All amounts for Mr. Blazye for 2015 have been converted to U.S. dollars at an average exchange rate of $1 to £0.6541, the average exchange rate during 2015.
(5)	As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2015 have been converted into U.S. dollars at an exchange rate of $R3.2721 to $1, the average exchange rate during 2015.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information, as of December 31, 2015, with respect to our compensation plans under which common stock is authorized for issuance, which consist of our 2010 Equity Compensation Plan and its predecessor, our 2002 Amended and Restated Stock Incentive Plan. We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Compensation Plans Approved by Stockholders
2002 Plan	847,735	$10.82	—
2010 Plan	4,155,420	$85.35	4,685,531
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	5,003,155	$72.72	4,685,531

No further grants were allowed under the 2002 Plan after the 2010 Plan became effective.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas M. Hagerty (Chair)

Joseph W. Farrelly

Steven T. Stull

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member or proposed member of our compensation committee is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and procedures with respect to related party transactions

In accordance with the charter of our audit committee and our policy on related party transactions, our audit committee is responsible for reviewing and approving related party transactions. The related party transaction policy applies to transactions, arrangements and relationships where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, where we are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers; (2) any immediate family member of a director, nominee for director or executive officer; and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

In the course of its review and approval of related party transactions, our audit committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our audit committee will approve only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our audit committee to consider, among other factors it deems appropriate:

•	whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the extent of the related party’s interest in the transaction.

Pursuant to our policy on related party transactions, our audit committee identifies the following categories of transactions as deemed to be preapproved by the audit committee, even if the aggregate amount involved exceeds the $120,000 threshold:

•

our employment of any executive officer or compensation paid by us to any executive officer if our compensation committee approved (or recommended that our Board of Directors approve) such compensation;

•

any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the Securities and Exchange Commission’s compensation disclosure requirements;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids;

•

any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, our Code of Business Conduct and Ethics requires that each of our employees and directors inform his or her superior or the chairman of the audit committee, respectively, of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from FleetCor’s records. Based on information available to us during fiscal year 2015, and representations made to us by the reporting persons, we believe that all applicable Section 16(a) filing requirements were met, except that, due to administrative error, Messrs. Blazye, Coughlin, Dey, Downs, Freund, House, Netto, Reed and Scarbrough were late in filing for restricted shares vested on January 21, 2015; Mr. House was late in filing for stock options exercised on February 17, 2015; Mr. Blazye was late in filing for restricted shares vested on March 24, 2015; Messrs. Blazye, Dey and Freund were late in filing for stock options granted on February 23, 2015; and Mr. Clarke was late in filing for restricted shares vested on April 21, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on FleetCor’s website at investor.fleetcor.com under Corporate Governance. The charter, which was adopted November 29, 2010, outlines the audit committee’s duties and responsibilities. The audit committee reviews the charter annually.

The Board of Directors reviews annually the New York Stock Exchange listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of FleetCor. The audit committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of FleetCor, the audits of FleetCor’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as FleetCor’s independent auditor, and the performance of FleetCor’s internal audit function.

The audit committee relies on the expertise and knowledge of management, the internal audit function, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of FleetCor’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of FleetCor’s system of internal control. FleetCor’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

During 2015, the audit committee fulfilled its duties and responsibilities generally as outlined in the charter. The committee had five meetings during 2015, four of which were regular meetings and one special meeting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2015, the audit committee, among other actions:

•	reviewed and discussed with management and the independent auditor FleetCor’s earnings press release and consolidated financial statements, and its annual report on Form 10-K,

•	reviewed with management and the independent auditor, management’s assessment of the effectiveness of our internal control over financial reporting,

•	reviewed with the independent auditor and management, as appropriate, the audit scopes and plans of the independent auditor,

•	inquired about significant risks, reviewed FleetCor’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and

•	met in executive session with the independent auditor.

The audit committee has reviewed and discussed with management and the independent auditor FleetCor’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2015, and the independent auditor’s report on those financial statements. Management represented to the audit committee that FleetCor’s financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company

Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of FleetCor’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in FleetCor’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of FleetCor’s independent auditor, both in fact and appearance. Consistent with its charter, the audit committee has evaluated Ernst & Young LLP’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the audit committee considers whether to rotate the independent audit firm. The audit committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the audit committee or its delegate. Our pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Ernst & Young LLP.” The audit committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Ernst & Young LLP. In addition, Ernst & Young LLP has provided the audit committee with the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has engaged in dialogue with Ernst & Young LLP about its independence.

Based on the reviews and discussions described above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in FleetCor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2016. The Board is recommending that stockholders ratify this selection at the annual meeting.

Audit Committee

Richard Macchia (Chair)

Mark A. Johnson

Michael Buckman

Fees Billed by Ernst & Young LLP

Fees. The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of FleetCor’s annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by Ernst & Young LLP during those periods.

(In millions)
Year Ended December 31	2015	2014
Audit Fees	$4,219,521	$3,793,358
Audit Related Fees	360,639	262,550
Tax Fees	967,697	15,947
All Other Fees	797	4,750

Total	$5,548,654	$4,076,605

Audit Fees. These amounts represent fees of Ernst & Young LLP for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the Securities and Exchange Commission, as applicable. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of FleetCor’s consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of FleetCor’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees and All Other Fees. Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The audit committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor. Each year, the audit committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The audit committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the committee. The committee will then review the delegate’s approval decisions each quarter.

SOLICITATION OF PROXIES

Proxies may be solicited by officers, directors, and regular supervisory and executive employees of FleetCor, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. FleetCor will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. FleetCor will pay all proxy solicitation costs.

VOTING PROCEDURES

Tabulation of Votes. Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Vote Required; Effect of an Abstention and Broker Non-Votes. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	Election of Directors	Plurality of shares cast (1)	Not counted	Not voted	FOR

2	Ratification of Independent Registered Public Accounting Firm	Majority of shares cast	Not counted	Discretionary vote	FOR

3	Stockholder proposal regarding proxy access	Majority of shares cast	Not counted	Not voted	AGAINST

4	Stockholder proposal regarding board diversity	Majority of shares cast	Not counted	Not voted	None

5	Stockholder proposal regarding majority voting	Majority of shares cast	Not counted	Not voted	None

(1)	The directors receiving the largest number of “for” votes will be elected to the open positions.

If you sign and return a proxy card or vote your shares via the internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.

Where to Find More Proxy Voting Information.

•	The Securities and Exchange Commission website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact the FleetCor Investor Relations department through our website at investor.fleetcor.com or by phone at (770) 729-2017.

•	Contact the broker or bank through which you beneficially own your shares.

Revoking Your Proxy. Stockholders of record may revoke their proxy and change their vote at any time before the polls close at the Annual Meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail with a later date; sending written notice of revocation to our Corporate Secretary at FleetCor, 5445 Triangle Parkway, Suite 400, Norcross, GA 30092; or voting in person at the Annual Meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.

DATED: Norcross, Georgia, April 26, 2016

Appendix A

Management’s Use of Non-GAAP Financial Measures

We have included in the proxy statement certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.

Adjusted net income and adjusted net income per diluted share

We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock-based compensation expense related to share-based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, (c) amortization of the premium recognized on the purchase of receivables, (d) loss on the early extinguishment of debt, (e) our proportionate share of amortization of intangible assets at our equity method investment, (f) impairment of equity method investment, and (g) other non-cash adjustments.

We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.

We use adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. We believe it is useful to exclude non-cash stock based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and stock based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired. Therefore, we have excluded amortization expense from adjusted net income. We believe that adjusted net income and adjusted net income per diluted share are appropriate supplemental measures of financial performance and may be useful to investors to understanding our operating performance on a consistent basis. Adjusted net income and adjusted net income per diluted share are not intended to be a substitute for GAAP financial measures and should not be used as such.

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in thousands, except per share amounts):

	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Net income	$362,431	$368,707	$284,501	$216,199	$147,335	$107,896
Net income per diluted share	$3.85	$4.24	$3.36	$2.52	$1.76	$1.34
Stock based compensation	90,122	37,649	26,676	19,275	21,743	26,755
Amortization of intangible assets	159,740	86,149	49,313	32,376	19,590	17,205
Amortization of premium on receivables	3,250	3,259	3,263	3,265	3,266	3,263
Amortization of deferred financing costs and discounts	7,049	2,796	3,276	2,279	1,864	2,016
Amortization from equity method investment	10,665	7,982	—	—	—	—
Loss on extinguishment of debt	—	15,764	—	—	2,669	—
Impairment of equity method investment	40,000	—	—	—	—	—
Other non-cash adjustments	—	(28,869)[2]	—	—	—	—

Total pre-tax adjustments	310,826	124,730	82,528	57,195	49,132	49,239
Income tax impact of pre-tax adjustments at the effective tax rate	(80,632)[3]	(45,767)[1]	(24,349)	(17,410)	(14,804)	(14,121)

Adjusted net income	$592,625	$447,670	$342,680	$255,984	$181,663	$143,014

Adjusted net income per diluted share	$6.30	$5.15	$4.05	$2.99	$2.17	$1.77
Diluted shares	94,139	86,982	84,655	85,736	83,654	80,751

1	The effective tax rate used to calculate the income tax impact of pre-tax adjustments excludes the impact of a $9.5 million discrete tax benefit, as well as other non-cash adjustments and their related income tax expense.
2	Other non-cash adjustments are unusual items reflecting adjustments to purchase accounting entries for contingent consideration and tax indemnifications for our 2013 acquisitions of DB and VB in Brazil.
3	The effective tax rate utilized excludes the impact of a one-time tax benefit recognized during 2015 of approximately $0.8 million, as well as adjustments related to our equity method investment.

Due to the financial impact of the Company going public in December 2010, the Company evaluates the results for 2010, net of the impact of certain costs incurred and the related impact on diluted shares of the Company’s initial public offering, as if those impacts were fully realized during 2010. Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to adjusted net income and adjusted net income per diluted share on a pro forma basis for the year ended December 31, 2010, which reflects the impact of stock-based compensation expense related to share-based compensation awards, public company expenses, changes in the effective tax rate and an increase in diluted shares outstanding, effective during 2011, as if these changes had occurred in 2010.

	Year Ended December 31,
	2010	Changes(1)	Pro forma 2010
Income before income taxes	$151,280	$732	$152,012
Provision for income taxes	43,384	2,421	45,805

Net income	$107,896	$(1,689)	$106,207
Net income per diluted share	$1.34		$1.27
Stock based compensation	26,755	(5,012)	21,743
Amortization of intangible assets	17,205	—	17,205
Amortization of premium on receivables	3,263	—	3,263
Amortization of deferred financing costs	2,016	—	2,016
Loss on extinguishment of debt	—	2,669	2,669

Total pre-tax adjustments	49,239	(2,343)	46,896
Income tax impact of pre-tax adjustments at the effective tax rate	(14,121)	(10)	(14,131)

Adjusted net income	$143,014	$(4,042)	$138,972

Adjusted net income per diluted share	$1.77		$1.66
Diluted shares	80,751		83,654

(1)	Changes include approximately $2.0 million in incremental cash operating costs for public company expenses, $2.7 million in losses on the extinguishment of debt, $18.0 million of non-cash compensation expenses associated with our stock plan, $23.0 million of non-cash compensation expense associated with our IPO, and a 1.4% increase in our effective tax rate from 28.7% in 2010 to 30.1% in 2011. Additionally, 2011 reflects an increase of 2.9 million diluted shares outstanding, from 80.8 million at December, 31 2010 to 83.7 million at December 31, 2011.

FLEETCOR TECHNOLOGIES, INC. (FLT)

ATTN: SEAN BOWEN

5445 TRIANGLE PARKWAY

NORCROSS, GA 30092

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10336-P77808                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEETCOR TECHNOLOGIES, INC. (FLT)		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSAL 3.		☐	☐	☐

1.	Elect three Class III Directors nominated by the Board of Directors for a three-year term:
Nominees:
01) Ronald F. Clarke
02) Joseph W. Farrelly
03) Richard Macchia
							For	Against	Abstain
2.	Ratify the selection of Ernst & Young LLP as FleetCor’s independent auditor for 2016.						☐	☐	☐
3.	Stockholder proposal regarding proxy access for director nominations by stockholders.						☐	☐	☐
4.	Stockholder proposal regarding board diversity and reporting.						☐	☐	☐
5.	Stockholder proposal regarding majority voting in uncontested director elections.						☐	☐	☐

NOTE: This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR ALL NOMINEES” for Director, “FOR” Proposal 2, “AGAINST” Proposal 3, “ABSTAIN” Proposal 4, and “ABSTAIN” Proposal 5.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

FLEETCOR TECHNOLOGIES, INC.

June 8, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i    Please detach along perforated line and mail in the envelope provided.    i

E10337-P77808

FLEETCOR TECHNOLOGIES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS June 8, 2016

The undersigned hereby appoints Ronald F. Clarke and Eric R. Dey, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FLEETCOR TECHNOLOGIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Wednesday, June 8, 2016, 10:00 a.m. EDT, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 26, 2016, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponements or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)